EXECUTION COPY

EQUITY JOINT VENTURE CONTRACT

between

SINOPEC YIZHENG CHEMICAL FIBRE COMPANY LIMITED

and

UNIFI ASIA HOLDING, SRL

for

the establishment of

YIHUA UNIFI FIBRE INDUSTRY COMPANY LIMITED

Dated as of June 10, 2005

Table of Contents

1.	DEFINITIONS	1

2.	PARTIES TO JOINT VENTURE COMPANY	7

3.	ESTABLISHMENT OF JOINT VENTURE COMPANY	10

4.	GOALS AND SCOPE OF BUSINESS OPERATIONS	11

5.	TOTAL INVESTMENT, REGISTERED CAPITAL AND METHOD OF CONTRIBUTION	13

6.	RELEVANT CONTRACTS	20

7.	RESPONSIBILITIES OF THE PARTIES	21

8.	BOARD OF DIRECTORS	23

9.	BUSINESS MANAGEMENT	29

10.	FINANCIAL MANAGEMENT	33

11.	FOREIGN EXCHANGE	37

12.	LABOR MANAGEMENT	37

13.	TECHNOLOGY TRANSFER	39

14.	SALES AND MARKETING OF PRODUCTS, RESTRICTIONS ON COMPETITION	39

15.	THE JOINT VENTURE TERM	41

16.	TERMINATION AND LIQUIDATION	41

17.	VALUATION	46

18.	LIABILITY FOR BREACH OF CONTRACT	49

19.	FORCE MAJEURE	50

20.	CONFIDENTIAL INFORMATION	51

21.	GOVERNING LAW	53

22.	DISPUTE RESOLUTION	53

23.	MISCELLANEOUS	55

APPENDICES

APPENDIX I	ARTICLES OF ASSOCIATION OF THE COMPANY

APPENDIX II	FEASIBILITY STUDY REPORT

APPENDIX III	LIST OF TRANSFERRED ASSETS

APPENDIX IV	LIST OF EXCLUDED ASSETS

APPENDIX V	LAND MAP

SCHEDULES

SCHEDULE 1	LIST OF PARTY A’S SUBSIDIARIES PRODUCING POY, FDY OR DTY PRODUCTS AND RELEVANT CAPACITY LEVELS

SCHEDULE 2	LIST OF PARTY B’S HOME MARKETS

EXECUTION COPY

THIS EQUITY JOINT VENTURE CONTRACT (this “Contract”) is entered into on June 10, 2005 by and between:

SINOPEC YIZHENG CHEMICAL FIBRE COMPANY LIMITED, a company limited by shares duly incorporated and existing under the laws of the People’s Republic of China (“China” or the “PRC”), with its legal address at Yizheng, Jiangsu Province, PRC, 211900 (“Party A”); and

UNIFI ASIA HOLDING, SRL, a limited liability company duly incorporated and existing under the laws of Barbados, with its registered address at Alphonzo House, Cr. 2nd Avenue & George Street, Belleville, St. Michael, Barbados (“Party B”).

Each of Party A and Party B is referred to hereinafter as a “Party” and collectively as the “Parties.”

The Parties hereby agree as follows:

1.	Definitions

1.1.	Specific Definitions

In this Contract, unless the context otherwise specifies, the following terms shall have the meanings set forth below:

(a)	“Affiliate” of a Person (the “Relevant Person”) means any other Person directly or indirectly Controlling, Controlled by or under common Control with the Relevant Person.

(b)	“Approval Date” means the date of issuance of a document by the Examination and Approval Authority approving this Contract, the Articles of Association and the Feasibility Study Report, and without making any substantive amendments thereto.

(c)	“Arbitration Centre” means the Singapore International Arbitration Centre.

(d)	“Articles of Association” means the Articles of Association of the Company in the agreed form and attached as Appendix I hereto.

(e)	“Board” means the board of directors of the Company.

(f)	“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the city of Yizheng, the PRC or Greensboro, North Carolina, USA are required or authorized by Law or executive order to be closed.

(g)	“Business License” means the business license of the Company issued by SAIC following the approval of this Contract, the Articles of Association and the Feasibility Study Report.

(h)	“Business Scope” means the business scope of the Company set forth in Section 4.2 hereunder.

(i)	“Company” means the Chinese-foreign equity joint venture established by the Parties in accordance with the provisions of this Contract and the Articles of Association.

(j)	“Company Approvals” means all rights, licenses, permits, approvals, waivers, consents and authorizations that are necessary for the Company to engage in the activities specified in the Business Scope and the other business activities contemplated in this Contract.

(k)	“Confidential Information” means any technology, know-how, trade secrets, marketing plans, commercial or financial information, demonstrations, drawings, prototypes, models, samples, devices, specifications, data, methods, recipes, or business policies or practices of the Company or any Party, whether conveyed verbally, in writing or in any tangible or intangible form whatsoever (including electronically).

(l)	“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and includes:

(i)	ownership, directly or indirectly, of 50% or more of the shares in issue or other equity interests of such Person;

(ii)	possession, directly or indirectly, of 50% or more of the voting power of such Person; or

(iii)	the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person,

and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

(m)	“Deputy General Manager” means the deputy general manager of the Company, appointed pursuant to Section 9.1(c).

(n)	“DTY” means Polyester Drawn Textured Yarn.

(o)	“Encumbrance” means (i) any mortgage, charge, pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction that, in legal terms, is not the grant of security but that has an economic or financial effect similar to the creation of a security that is legally enforceable under applicable Law, any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (ii) any adverse claim as to title, possession or use.

(p)	“Equity Interest” means the equity interest held by each Party in the Registered Capital.

(q)	“Examination and Approval Authority” means the Ministry of Commerce of the PRC or its relevant local counterpart that is legally authorized to approve this Contract and the Articles of Association pursuant to Law.

(r)	“FDY” means Polyester Fully Drawn Yarn.

(s)	“Feasibility Study Report” means the “Feasibility Study Report on Joint Venture Project of 150,000 T/Y PET yarn between Unifi Asia Holding, SRL and Yizheng Chemical Fibre Co., Ltd.” jointly prepared by the Parties in connection with the establishment and operation of the Company, a copy of which is attached hereto as Appendix II.

(t)	“Foreign Exchange Regulations” means the applicable Laws of the PRC on foreign exchange.

(u)	“General Manager” means the general manager of the Company appointed pursuant to Section 9.1(c).

(v)	“JV Products” means the Products that will be produced and sold by the Company.

(w)	“Land” means the land with a total area of 216,197.36 square meters, parcel number 13-2-11 located at Road Number 4, Yihua Factory Area, at Yizheng, Jiangsu Province, PRC, a map of which is attached as Appendix V hereto.

(x)	“Law” means all officially published and publicly available and applicable laws, regulations, rules and orders of any governmental authority, securities exchange or other self-regulatory body, including any ordinance, statute or other legislative measure and any officially published and publicly available regulation, rule, treaty, order, decree or judgment.

(y)	“Party A Affiliate” means any company, joint venture, limited liability company, enterprise or other entity with legal person status directly Controlled by Party A.

(z)	“Person” means an individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government or any department thereof, or any other entity.

(aa)	“Plant Number 5” means the production facility and associated structures owned and operated by Party A under the designation of South Area of Filament Business Department and located in the area specified in the Land Map attached hereto as Appendix V.

(bb)	“POY” means polyester partially oriented yarn, but specifically excluding partially oriented yarns used to produce industrial yarns which have a tenacity of 6.0 grams per denier or higher.

(cc)	“Products” means (i) the various types of differentiated polyester textile filament, including different types of POY and FDY and different types of further processed differentiated polyester textile filament in the form of DTY, whether or not they have undergone additional value added process such as covering, warping, beaming, dyeing and/or air jet texturing; and (ii) woven fabrics.

(dd)	“RMB” means Renminbi, the lawful currency of the PRC.

(ee)	“SAIC” means the State Administration of Industry and Commerce of the PRC or its local branches as appropriate to the context.

(ff)	“Subsidiary” of a Person means any other Person that the Relevant Person Controls.

(gg)	“US Dollars” or “US$” means United States Dollars, the lawful currency of the USA.

1.2.	Other Defined Terms

The following terms shall have the meanings defined in the Section indicated:

Defined Term	Section Reference
“Annual Plan”	Section 9.2(a)
“Application”	Section 3.3
“Appointment Notice”	Section 17.1(a)
“Appraiser”	Section 17.1(b)(i)
“Asset Contribution and Purchase Contract”	Section 5.2(a)
“Assignment and Assumption Contract”	Section 6.1(j)
“Buyout Notice”	Section 16.3(b)
“Buyout Price”	Section 16.3(b)
“Capacity Level”	Section 14.2(a)(i)
“CEA”	Section 17.1(a)
“Certificate of Approval”	Section 3.4(b)
“Chairman”	Section 8.2(b)
“Change”	Section 23.13
“China” or the “PRC”	Preamble
“Commencement Date”	Section 22.1
“Contract”	Preamble
“Contributed Assets”	Section 5.2(a)
“Current Financial Year”	Section 9.2(a)
“Deadlocked Matter”	Section 8.4(a)
“Deadlock Notice”	Section 8.4(b)
“Deadlock Notice Date”	Section 8.4(c)
“Deadlock Put Option Period”	Section 8.4(d)(i)
“Dispute”	Section 22.1
“Dispute Notice”	Section 22.1
“Electing Party”	Section 8.4(b)
“Establishment Date”	Section 3.5
“Event of Force Majeure”	Section 19.1
“Event of Termination”	Section 16.2
“Excluded Assets”	Section 2.2(b)(ii)
“Final Equity Interest Purchase Price”	Section 16.3(c)

Defined Term	Section Reference
“Final FMV”	Section 17.1(a)
“Financial Year”	Section 10.2
“Indemnified Party”	Section 18.3(b)
“Indemnifying Party”	Section 18.3(b)
“Independent Auditor”	Section 10.4(c)
“Initial FMV”	Section 17.1(a)
“Initial Term”	Section 15.1
“Interested Party”	Section 8.3(d)
“JV Term”	Section 15.1
“Lease Contract”	Section 6.1(c)
“Liquidation Committee”	Section 16.4(c)
“List”	Section 14.2(a)(i)
“New Provision”	Section 23.13
“Non-Appointing Party”	Section 16.4(c)
“Non-Electing Party”	Section 8.4(b)
“Parent’s Chairman”	Section 22.1
“Party” or the “Parties”	Preamble
“Party A”	Preamble
“Party A Affiliate Transferee”	Section 5.6(g)
“Party A Trademark License Contract”	Section 6.1(g)
“Party B”	Preamble
“Party B Affiliate Transferee”	Section 5.6(g)
“Party B Put Option”	Section 5.7(a)
“Party B Trademark License Contract”	Section 6.1(h)
“Party B Technology License and Support Contract”	Section 6.1(f)
“Plant Number 5 Employees”	Section 12.1(d)
“Preliminary Approval”	Section 3.4(a)
“Preliminary FMV”	Section 17.1(c)(iii)
“Premium”	Section 16.3(c)
“Prevented Party”	Section 19.1
“Production Offer Negotiation Period”	Section 14.2(a)(ii)
“Production Offer Notice”	Section 14.2(a)(ii)
“Proposing Party”	Section 14.2(a)(ii)
“Proposition”	Section 14.2(a)(ii)
“Purchased Assets”	Section 5.2(c)
“Purchased Equity Interest”	Section 16.3(b)
“Purchasing Party”	Section 16.3(b)
“Put Exercise Notice”	Section 5.7(c)
“Put Exercise Price”	Section 5.7(c)
“Raw Material Supply Contract”	Section 6.1(d)
“Receiving Party”	Section 20.1(a)
“Recipients”	Section 20.1(b)
“Registered Capital”	Section 3.7
“Relevant Contracts”	Section 6.1
“Relevant Financial Year”	Section 9.2(a)
“Restriction”	Section 14.2(a)
“Sales Agency Contract”	Section 6.1(i)
“Second Appraiser”	Section 17.1(b)(iii)

Defined Term	Section Reference
“Second FMV”	Section 17.1(b)(i)
“Selling Party”	Section 16.3(b)
“Senior Management Staff”	Section 9.1(b)
“Services Contract”	Section 6.1(b)
“Special Meeting Request”	Section 8.6(b)
“Terminating Party”	Section 16.2(g)
“Third Appraiser ”	Section 17.1(b)(iii)
“Third Appraiser’s FMV”	Section 17.1(c)(vii)
“Third FMV”	Section 17.1(b)(iii)
“Third Party Buyer”	Section 5.7(c)
“Three Funds”	Section 8.3(c)(xi)
“Total Investment”	Section 5.1(a)
“Transfer”	Section 5.6(a)
“Transfer Notice”	Section 5.6(e)
“Transferee”	Section 5.6(a)
“Transferred Assets”	Section 2.2(b)(ii)
“Transferring Party”	Section 5.6(e)
“Utilities Supply Contract”	Section 6.1(a)
“Valuation Notice”	Section 5.7(b)
“Vice Chairman”	Section 8.2(b)

1.3.	Principles of Interpretation

The following principles for interpretation shall apply:

(a)	Any reference to a “company” in this Contract shall be to a company or legal person entity incorporated in any relevant jurisdiction.

(b)	Any reference to a “director” in this Contract shall include reference to a proxy or proxy director (if relevant).

(c)	Any reference to “statutes” or “statutory provisions” shall include reference to those statutes or provisions as amended or re-enacted or serving as amendment (exclusive of any amendment or re-enactment with retroactive effect).

(d)	Headings set forth in this Contract shall not affect the interpretation or construction of this Contract.

(e)	“Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(f)	References to any government ministry, agency, department or authority shall be construed as references to the duly appointed successor ministry, agency, department or authority of such ministry, agency, department or authority where the context permits.

(g)	A reference in this Contract to a document “in the agreed form” is to a document agreed by the Parties and initialed by them for identification purposes as of the date of this Contract.

(h)	Each attachment and appendix hereunder shall constitute an integral part of this Contract.

(i)	Any reference to “the PRC”, “China” or “the Territory” shall mean the People’s Republic of China, which for the purposes of this Contract shall exclude Taiwan and the Hong Kong and Macau Special Administrative Regions.

2.	Parties to Joint Venture Company

2.1.	Parties to the Contract

(a)	Party A

Name:	Sinopec Yizheng Chemical Fibre Company Limited

Nature & Place of Registration:	A company limited by shares registered in accordance with the laws of the PRC.

Legal Address:	Yizheng, Jiangsu Province, PRC 211900

Legal Representative:	Name:	Xu Zhengning
	Position:	Chairman
	Nationality:	PRC

(b)	Party B

Name:	UNIFI Asia Holding SRL

Nature & Place of Registration:	A limited liability company registered in accordance with the laws of Barbados.

Legal Address:	Alphonzo House,
Cr. 2nd Avenue & George Street
Belleville, St. Michael
Barbados

Legal Representative:	Name:	Brian Parke
	Position:	President
	Nationality:	Ireland

2.2.	Representations, Warranties and Covenants

(a)	Each Party represents, warrants and covenants to the other Party, with respect to itself, as follows:

(i)	Such Party is a company duly organized, validly existing and in good legal standing as an independent legal person under the laws of the jurisdiction of its incorporation, and has the corporate power and lawful authority to conduct its business in accordance with its business license, articles of association, company ordinance or other similar corporate constitutional documents;

(ii)	Such Party has the full right, power and authority to enter into this Contract and the Relevant Contracts to which it is a party, and to perform fully its obligations hereunder and thereunder;

(iii)	This Contract has been duly authorized, executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Party and approval by the Examination and Approval Authority, constitutes the valid and binding obligation of such Party enforceable against it in accordance with its terms;

(iv)	Neither the execution of this Contract or any Relevant Contract, nor the performance of such Party’s obligations hereunder or thereunder will conflict with, or result in a breach of or constitute a default under any provisions of the business license, resolutions of the shareholders’ meetings or Board, certificate of incorporation, articles of association, company ordinance or similar constitutional documents of such Party, as the case may be, or any law, regulation, rule, authorization or approval of any government agency or authority or any contract or agreement to which such Party is a party or by which it is bound;

(v)	Such Party is, has been and, during the JV Term, will continue to be in compliance in all material respects with all applicable Law of its jurisdiction of incorporation and is not aware of any circumstances that would be a breach of any such Law;

(vi)	As of the date of this Contract, there is no lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the best knowledge of such Party, threatened against such Party with respect to the subject matter of this Contract or that would negatively affect in any way such Party’s ability to enter into or perform this Contract, and if any such lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation should come to the knowledge of such Party after the date of this Contract it shall promptly notify the other Party and provide the other Party with detailed information with respect to such matter;

(vii)	All documents, statements and information of, or derived from, any governmental body in the possession of such Party relating to the transactions contemplated in this Contract have been disclosed to the other Party or will be promptly disclosed to the other Party to the extent that they first come to the attention to such Party after the date of this Contract, and no document previously provided by such Party to the other Party contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading; and

(viii)	Such Party has the full right and power to grant the licenses respectively set forth in the Asset Contribution and Purchase Contract and the Party B Technology License and Support Contract identified in Section 6.1(e) and Section 6.1(f), as the case may be.

(b)	Party A further represents and warrants to Party B as follows:

(i)	Party A has procured all requisite permits and approvals from the relevant governmental departments to cooperate with the Company and Party B in accordance with the provisions of this Contract and the Related Contracts to which it is a party, including all requisite permits and approvals in relation to the contribution of State-owned assets, and that such permits and approvals shall be valid and in full force and effect during the JV Term;

(ii)	Party A is the lawful owner of the Contributed Assets and the Purchased Assets (collectively with the Contributed Assets, the “Transferred Assets”), free and clear of all Encumbrances. Party A has the right to contribute the Contributed Assets and to sell the Purchased Assets to the Company and subsequent to the contribution of the Contributed Assets and the sale of the Purchased Assets to the Company such assets shall be owned by the Company free and clear of all Encumbrances. The Company will not be liable for any import duties, grant fees or any other fees, charges or expenses in connection with the contribution of the Contributed Assets and the purchase of the Purchased Assets except for the deed tax and stamp duty required to be paid by the Company pursuant to the Laws of the PRC in connection with the contribution or purchase of the machinery and structures by Party A to the Company. The Transferred Assets together with those assets specified in Appendix IV attached hereto (the “Excluded Assets”) comprise of all the assets, used and usable, that are associated with Plant Number 5;

(iii)	Party A has been duly issued a Land Use Right Approval and Land Use Rights Certificate with respect to the Land, and Party A has the full legal right to lease the Land to the Company as contemplated in the Lease Contract identified in Section 6.1(c);

(iv)	Party A has been duly issued building ownership certificates with respect to all of the buildings located on the Land in connection with Plant Number 5 and has the full legal right to contribute or sell, as the case may be, such buildings as contemplated in the Asset Contribution and Purchase Contract identified in Section 6.1(e); and

(v)	All of the JV Products that are currently manufactured by Party A in Plant Number 5 and which will be manufactured by the Company have received all necessary environmental approvals from relevant Chinese governmental authorities, and shall meet all environmental requirements under the Laws of the PRC.

3.	Establishment of Joint Venture Company

3.1.	Establishment of the Company

The Parties hereby agree to jointly establish the Company at Yizheng, Jiangsu Province, PRC in accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures, the Regulations for the Implementation of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures, other applicable Law of the PRC, this Contract and the Articles of Association.

3.2.	Name and Legal Address

(a)	The name of the Company shall be [Chinese text] in Chinese and Yihua Unifi Fibre Industry Company Limited in English.

(b)	The legal address of the Company shall be: Yangzhou Chemical Industry Park, Jiangsu Province, PRC 211900.

3.3.	Application

This Contract, the Articles of Association and the Feasibility Study Report shall be submitted by Party A to the Examination and Approval Authority for approval (the “Application”) as soon as possible after all of the following conditions have been fulfilled:

(a)	The board of directors of each Party has adopted a resolution approving the transactions contemplated in this Contract;

(b)	The transactions contemplated in this Contract have been duly approved by the shareholders of Party A voting at a duly convened shareholders’ meeting in accordance with Party A’s charter documents;

(c)	This Contract, the Articles of Association and the Feasibility Study Report have been executed by the duly authorized representative of each Party hereto; and

(d)	Each Party has initialed all of the Relevant Contracts specified in Section 6.1 as indication of its agreement with the form and content of each such Relevant Contract.

Party B shall have the right to review and approve all documents to be submitted in connection with the Application prior to such submission and no document shall be submitted until it is satisfactory to Party B.

3.4.	Approval

(a)	Party A shall notify Party B by facsimile within three (3) days after the Examination and Approval Authority issues the preliminary approval related to the establishment of the Company (the “Preliminary Approval”); Party A shall simultaneously deliver a copy of the Preliminary Approval to Party B together with such notification.

(b)	If the Parties accept both the format and content of the Preliminary Approval, Party A shall, within seven (7) days after issuance of the Preliminary Approval, apply to the Examination and Approval Authority for issuance of the “Certificate of Approval for Establishment of Enterprises with Foreign Investment in the PRC” (the “Certificate of Approval”).

(c)	If the Examination and Approval Authority requires any amendments to this Contract, the Articles of Association or the Feasibility Report Study Report or any of their attachments or appendixes with respect to the Application, the Parties shall promptly consult with each other and decide whether to make such amendments as required by the Examination and Approval Authority. If the Parties agree to make such amendment as required, they shall, as soon as practicable, execute an amended version of the relevant document, reflecting the amendments agreed by the Parties, and Party A shall apply to the Examination and Approval Authority for the Certificate of Approval within five (5) days after execution of such amended version of such document.

3.5.	Business License

The Parties shall, within five (5) days after the Examination and Approval Authority issues the Certificate of Approval, jointly file copies of this Contract, the Articles of Association and the Feasibility Study Report, and an application with the SAIC for registration of the Company as a limited liability company and obtain the Business License for the Company. The date on which the first Business License of the Company is issued shall be hereinafter referred to as the “Establishment Date.”

3.6.	PRC Laws

All activities of the Company shall be in compliance with all applicable Laws of the PRC and shall be subject to the jurisdiction and protection of all such Laws.

3.7.	Limited Liability

The Company shall be a limited liability company with enterprise legal person status. The liability of each Party with respect to the Company shall be limited to the amount it has subscribed to contribute to the registered capital of the Company (the “Registered Capital”) in accordance with Section 5.2. Neither Party shall have any liability to any third party in respect of the debts, liabilities or obligations of the Company.

4.	Goals and Scope of Business Operations

4.1.	Goals

The goals of the Parties in the establishment of the Company are to: (a) strengthen economic cooperation and technical exchange between the Parties in the field of manufacturing differentiated polyester filament in the PRC; (b) to operate a manufacturing plant in line with world class practices and standards by adopting advanced and appropriate technologies and scientific management methods; and (c) to earn favorable returns for the shareholders by producing high-quality products as designated by the Parties.

4.2.	Business Scope

The initial Business Scope of the Company shall be the following:

To primarily engage in the manufacturing, processing and marketing of high value-added differentiated polyester textile filament products, including fine denier yarn and other polyester textile filament products; to engage in further value-added processing of polyester textile filament products, including by means of twisting, dyeing, covering, warping and beaming; to engage in polyester textile weaving, manufacturing and marketing; to conduct research and engage in development activities related to polyester textile products; to engage in the sale of self-produced products; and to provide after-sales service.

4.3.	Project Scale

(a)	The initial scale of production for the first year of the Company after its establishment is estimated to be:

DTY 80,000 tons

FDY 8,000 tons

POY 10,000 tons

(b)	As more fully described in the Feasibility Study Report, the Parties wish to expand the scale of production to an annual sales of US$500,000,000 to US$600,000,000 within five (5) years after establishment of the Company, increasing from the current scale of approximately US$130,000,000 at Plant Number 5. During such five (5) year expansion period, the Company shall maintain an acceptable return on investment for the Parties. Accordingly, the Parties agree that the appropriate course of development for the Company shall include:

(i)	optimizing the existing business of Plant Number 5 by higher yields and productivity, higher-value product mix and increased sales;

(ii)	building additional processing capacity to absorb Party A’s surplus POY capacity;

(iii)	introducing further value-added processes such as textured yarn package dyeing; and

(iv)	investing in new polymerization and POY capacity for the Company’s use to expand the business.

(c)	Subject to Section 4.3(b) above, the development plan and implementation schedule of the Company shall be decided by the Board based on domestic and international market conditions. In addition, the Company may expand or reduce production capacity, increase or decrease product varieties based on the capacity of the Company, the domestic and foreign market demand and other factors as decided by the Board.

5.	Total Investment, Registered Capital and Method of Contribution

5.1.	Total Amount of Investment, Registered Capital and Loans

(a)	The total amount of investment of the Company (the “Total Investment”) shall be US$90,000,000.

(b)	The Registered Capital shall be US$30,000,000.

(c)	The difference between the Total Investment and the Registered Capital may be raised by the Company through loans as determined by the Board. If required by any financial institutions, the assets of the Company shall be mortgaged in accordance with Law as security for such loans.

(d)	In order to realize the goals set forth in Section 4.3, the Parties agree that, within one year after the Establishment Date, upon approval of the Board, the Parties shall increase the Registered Capital to US$60,000,000 and the Total Investment to US$180,000,000.

5.2.	Proportion of Investment, Method of Contribution, Currency

(a)	The contribution to the Registered Capital subscribed by Party A shall be equal to US$15,000,000, representing a 50% equity interest in the Company. Subject to Section 5.4, Party A shall make its contribution to the Registered Capital in the form of certain assets located within or otherwise associated with Plant Number 5 (the “Contributed Assets”), and pursuant to an asset contribution and purchase contract between the Company, Party A and Party B (the “Asset Contribution and Purchase Contract”). At the time of their contribution, the Contributed Assets shall be free of all Encumbrances.

(b)	The contribution to the Registered Capital subscribed by Party B shall be US$15,000,000, representing a 50% equity interest in the Company. Subject to Section 5.4, Party B’s contribution shall be made in cash in US Dollars.

(c)	Party A shall sell to the Company, as mutually agreed by the Parties, certain assets located within or otherwise associated with Plant Number 5 with a total value equal to RMB367,469,836 (the “Purchased Assets”) pursuant to the Asset Contribution and Purchase Contract.

(d)	The Transferred Assets, having a total value of RMB491,669,836 are listed in Appendix III attached hereto.

5.3.	Procedure of Contribution

(a)	Subject to Section 5.4(a), Party A shall, within thirty (30) days after the Establishment Date, complete the procedures for transfer of title to the Transferred Assets to the Company and shall, within sixty (60) days after the Closing Date, as defined in the Asset Contribution and Purchase Contract, provide the Company with a valid title certificate or statement in writing certifying that the Company holds valid title to and ownership in all Transferred Assets. The capital contribution shall be deemed completed when the Company obtains such title certificate or written certification. For the purpose of calculating the US Dollar equivalent of Party A’s capital contribution, the applicable exchange rate shall be the average of the buying and selling rates for US Dollars quoted by the People’s Bank of China on the date on which the contribution is made.

(b)	Subject to Section 5.4(b), Party B’s contribution specified in Section 5.2 shall be made in cash and shall be paid in a single lump sum within seven (7) days after the Establishment Date.

(c)	Party B’s capital contribution to the Company as specified in Section 5.3(b) above shall be deemed completed when such payment of contribution is remitted into the bank account of the Company.

(d)	Within fifteen (15) days after each Party has made its respective capital contributions in accordance with this Section 5, a certified public accountant registered in the PRC shall be engaged by the Company to verify the contributions made and issue a capital verification report to such effect. Within fifteen (15) days after receipt of each such capital verification report, the Company shall issue to such Party an investment certificate signed by the Chairman of the Board evidencing payment of such contributions as of the date of the issuance of the investment certificate.

5.4.	Conditions for Contribution

(a)	Party A shall not be obligated to make any contribution to the Registered Capital until each of the following conditions has been satisfied or waived in writing by Party A:

(i)	following execution by the Parties, this Contract, the Articles of Association and other relevant documents have been approved by the Examination and Approval Authority without substantive amendments thereto;

(ii)	the Business License has been issued without altering in any material respect the Company’s initial Business Scope as set forth in Section 4.2;

(iii)	the Company has received all of the Company Approvals;

(iv)	Party B or its Affiliate has executed each of the Relevant Contracts to which it is a party;

(v)	the Company has secured working capital financing on terms satisfactory to the Parties; and

(vi)	there has been no breach of any provision of this Contract by Party B.

(b)	Party B shall not be obligated to make any contribution to the Registered Capital until each of the following conditions has been satisfied or waived in writing by Party B:

(i)	following execution by the Parties, this Contract, the Articles of Association and other relevant documents have been approved by the Examination and Approval Authority without substantive amendments thereto;

(ii)	the Business License has been issued without altering in any material respect the Company’s initial Business Scope as set forth in Section 4.2;

(iii)	the Company has received all of the Company Approvals;

(iv)	Party A or its Affiliate has executed each of the Relevant Contracts to which it is a party;

(v)	Party A and the Company have entered into the Assignment and Assumption Contract in a form acceptable to Party B, and any and all third party consents in connection therewith have been obtained;

(vi)	Party A has obtained all approvals necessary for the contribution of the Contributed Assets and the sale of the Purchased Assets;

(vii)	the Company has secured working capital financing on terms satisfactory to the Parties; and

(viii)	there has been no breach of any provision of this Contract by Party A.

(c)	The Parties shall make all reasonable efforts to ensure the fulfillment of each of the conditions set forth in Sections 5.4(a) and 5.4(b) as soon as possible after the execution of this Contract. Such reasonable efforts shall include taking all measures, which are necessary or required for obtaining the Company Approvals (including delivery of notices, registration and filing) as soon as possible.

5.5.	Increase and Reduction of Registered Capital

(a)	The Company shall not increase or reduce the Registered Capital during the JV Term unless approved by the Board in accordance with this Contract and the Articles of Association and approved by the Examination and Approval Authority. The amount, mode and ratio of any capital increase or reduction shall be negotiated by the Parties and decided by the Board.

(b)	In case of any increase or reduction in the Registered Capital, the Parties shall make amendments to the relevant provisions of this Contract and, upon the approval of the Examination and Approval Authority, register such change with SAIC. In the case of an additional subscription of increased Registered Capital, the Company shall issue to such Party a new investment certificate evidencing payment of the additional amount of contribution made by such party as of the date of the issuance of the new investment certificate, and cancel the original investment certificate issued to such Party.

5.6.	Transfer of Equity Interest

(a)	Neither Party A nor Party B shall sell, give, assign, transfer or otherwise dispose of any Equity Interest or any right, title or interest therein or thereto (each, a “Transfer”) to any third party (a “Transferee”) without the prior written consent of the other Party, except as expressly permitted by this Section 5.6. Any purported Transfer in violation of this Section 5.6 shall be null and void ab initio, and the Company and the Parties shall not register or recognize any such Transfer.

(b)	Except as otherwise permitted in Sections 5.6(g), 5.7, 8.4 or 16.3 of this Contract, neither Party shall Transfer any Equity Interest to any Transferee during the period commencing on the Establishment Date and ending on the tenth anniversary of the Establishment Date.

(c)	During the JV Term, neither Party may Transfer any Equity Interest to any Transferee, including an Affiliate of such Party, that directly or indirectly through its Affiliates, produces, markets or sells any products in competition with the JV Products.

(d)	Notwithstanding any other provisions of this Contract and except if such Transfer is pursuant to Section 5.7, 8.4 or 16.3 of this Contract, no Transfer may be made unless (i) the Transferee has agreed in writing to be bound by the terms and conditions of this Contract and the Articles of Association, which may be amended and restated to the extent that the Parties and the Transferee agree to such amendments; and (ii) the Transfer complies in all respects with the other applicable provisions of this Contract, the Articles of Association and other relevant documents designated by the non-Transferring Party, including any Relevant Contract to which the Transferring Party or its Affiliate is a party.

(e)	Subject to the restrictions set forth in Sections 5.6(b) and (c), if a Party wishes to Transfer all or any portion of its Equity Interest to a Transferee, such Party (the “Transferring Party”) shall provide a written notice (the “Transfer Notice”) to the other Party stating its wish to make such Transfer, the interest it wishes to Transfer, the price of such interest and the identity of the proposed Transferee. The other Party shall have the right of first refusal to purchase such Equity Interest on terms no less favorable than those offered to or by such Transferee. Within thirty (30) days of receipt of the Transfer Notice from the Transferring Party, the other Party shall deliver its response stating whether it chooses to exercise its right to purchase the Equity Interest that the Transferring Party wishes to Transfer. If the other Party fails to respond within such thirty (30) day period, it shall be deemed to have given its prior written consent to the Transferring Party’s Transfer of the Equity Interest on the terms set forth in the Transfer Notice.

(f)	The Transferring Party and the Transferee shall enter into an equity interest transfer contract with respect to the Transfer of the relevant Equity Interest. The Parties shall thereafter amend this Contract and the Articles of Association to reflect the respective equity interests in the Company held by the Parties and the Transferee, subsequent to the completion of such equity interest transfer contract and to reflect changes in the composition of the Board in accordance with Section 8.2(c). The Parties shall (i) cause the Company to apply to the relevant governmental authorities for approval of the Transfer and the amendments to this Contract and Articles of Association, (ii) cause the Company to apply for the issuance of a new Business License reflecting the relevant changes in the particulars of the Company set forth in the amendments to this Contract and Articles of Association, and (iii) use their best efforts to assist the Company to obtain all such approvals and the issuance of such license. The Parties shall, and shall cause the Company to, promptly execute all such further documents and perform all such further acts as the Transferring Party may reasonably require to constitute the Transferee, as the legal and beneficial owner of the equity interest Transferred pursuant to the Transfer free from any and all Encumbrances.

(g)	Subject to the restriction set forth in Section 5.6(c), Party A may Transfer all or any portion of its Equity Interest to one or more Party A Affiliates (a “Party A Affiliate Transferee”), and Party B may Transfer all or any portion of its Equity Interest to one or more of its Affiliates (a “Party B Affiliate Transferee”) and the other Party hereby gives its prior consent to any such Transfer; provided that such Party A Affiliate Transferee or Party B Affiliate Transferee, as the case may be, has substantial assets and operating capacities relative to the scale of the Company’s business operations at the time of such Transfer. In case of a Transfer under this Section 5.6(g), the Transferring Party shall provide the other Party documents supporting the status of the relevant Affiliate Transferee, as a Party A Affiliate, in the case of a Transfer by Party A, or an Affiliate of Party B, in the case of a Transfer by Party B, and information on the businesses and commercial activities of the relevant Affiliate Transferee, including information related to the financial status and economic health of the relevant Affiliate Transferee and information on whether the relevant Affiliate Transferee produces, markets or sells any products in competition with the Company.

(h)	In case of a Transfer by a Party A to a Party A Affiliate Transferee or Party B to a Party B Affiliate Transferee in accordance with Section 5.6(g), the Transferring Party and the relevant Affiliate Transferee shall enter into an equity interest transfer contract with respect to the Transfer of the relevant Equity Interest. The Parties shall thereafter amend this Contract and the Articles of Association to reflect the respective equity interests in the Company held by the Parties and the relevant Affiliate Transferee subsequent to the completion of such equity interest transfer contract and to reflect changes in the composition of the Board in accordance with Section 8.2(c). The Parties shall (i) cause the Company to apply to the relevant governmental authorities for approval of the Transfer and the amendments to this Contract and Articles of Association, (ii) cause the Company to apply for the issuance of a new Business License reflecting the relevant changes in the particulars of the Company set forth in the amendments to this Contract and Articles of Association, and (iii) use their best efforts to assist the Company to obtain all such approvals and the issuance of such license. The Parties shall, and shall cause the Company to, promptly execute all such further documents and perform all such further acts as the Transferring Party may reasonably require to constitute the relevant Affiliate Transferee as the legal and beneficial owner of the Equity Interest Transferred pursuant to the Transfer free from any and all Encumbrances.

(i)	If a Party A Affiliate Transferee or Party B Affiliate Transferee at any time ceases to be a Party A Affiliate, in the case of a Transfer by Party A, or an Affiliate of Party B, in the case of a Transfer by Party B, the Transferring Party shall ensure that the relevant Affiliate Transferee shall forthwith Transfer the Equity Interest back to such Transferring Party. The equity interest transfer contract to be entered into by the Transferring Party and the relevant Affiliate Transferee in accordance with Section 5.6(h) shall require that if such Affiliate Transferee at any time ceases to be a Party A Affiliate, in the case of a Transfer by Party A, or an Affiliate of Party B, in the case of a Transfer by Party B, the Transferring Party shall ensure that the relevant Affiliate Transferee shall forthwith Transfer the Equity Interest back to such Transferring Party.

5.7.	Party B Put Option

(a)	Party A hereby grants Party B an irrevocable option (the “Party B Put Option”), pursuant to which Party B shall have the right (but not the obligation) to sell all (but not less than all) of its Equity Interest to Party A, and Party A shall directly, or cause another Person to, purchase all the Equity Interest of Party B in accordance with the provisions of this Section 5.7. Party B shall have the right to exercise the Party B Put Option under either of the following circumstances:

(i)	at any time during the period starting on the fourth (4th) anniversary of the Establishment Date and ending on the date that is six months after the fourth (4th) anniversary of the Establishment Date, at Party B’s discretion; or

(ii)	in accordance with the provisions of Section 8.4(d).

(b)	In accordance with the provisions of Section 5.7(a), Party B may exercise the Party B Put Option by delivering a notice (the “Valuation Notice”) to Party A and invoking the valuation procedures set forth in Section 17.

(c)	After the determination of the Final FMV pursuant to Section 17, Party B shall have the right, within thirty (30) Business Days after such date of determination, to issue a notice (the “Put Exercise Notice”) to Party A stating that it intends to exercise its right to sell its entire Equity Interest to Party A at a purchase price equal to the Final FMV multiplied by the percentage of the Company’s total equity interests held by Party B at such time (the “Put Exercise Price”). Party A shall have the right to designate a third party to purchase the Equity Interest from Party B (the “Third Party Buyer”) by notifying Party B of the identity of such third party within thirty (30) Business Days after its receipt of the Put Exercise Notice.

(d)	Within forty-five (45) Business Days after the date of delivery of the Put Exercise Notice, Party A or the Third Party Buyer, as the case may be, and

Party B shall execute an equity interest transfer contract with respect to the Transfer by Party B of its entire Equity Interest to Party A or the Third Party Buyer, as the case may be, for a total consideration of the Put Exercise Price. Unless otherwise agreed by the Parties, the terms of such equity interest transfer contract shall consist only of the Put Exercise Price, the date by which payment of the Put Exercise Price must be made by Party A or the Third Party Buyer, as the case may be, and any other terms required by Law, and shall not contain any other terms or conditions, including any representations or warranties by either Party. Party A agrees and covenants that, in the event that it designates a Third Party Buyer to acquire the Equity Interest from Party B, it shall guaranty the due performance of the Third Party Buyer’s obligations in connection with the Transfer of Party B’s Equity Interest. Each Party shall promptly cause the directors on the Board appointed by it to vote in favor of a resolution approving the Transfer. If any director does not vote in favor of such resolution, the Party that appointed such director shall promptly remove and replace such director and cause the newly appointed director to vote in favor of the resolution approving the Transfer.

(e)	The Parties shall thereafter terminate this Contract and amend the Articles of Association to reflect the change in the equity interests in the Company subsequent to the completion of the relevant equity interest transfer contract and to reflect changes in the composition of the Board. Each Party shall promptly cause the directors on the Board appointed by it to vote in favor of any resolution approving any change in the size and/or composition of the Board resulting from the above sentence, and if any director does not vote in favor of such resolution, the Party that appointed such director shall promptly remove and replace such director and cause the newly appointed director to vote in favor of the resolution approving the proposed change of the Board. The Parties shall (i) cause the Company to apply to the relevant governmental authorities for approval of the Transfer and the amendments to the Articles of Association, (ii) cause the Company to apply to be converted from a Chinese-foreign equity joint venture company into a non-foreign invested domestic enterprise, if applicable (iii) cause the Company to apply for the issuance of a new Business License reflecting the relevant changes in the particulars of the Company set forth in the amendments to the Articles of Association, and (iv) use their respective best efforts to assist the Company to obtain all such approvals and the issuance of such Business License.

(f)	If (i) Party B exercises the Party B Put Option or the Party B Deadlock Put Option, and (ii) following the exercise of either such option by Party B, the Company is converted from a Chinese-foreign equity joint venture company to a wholly domestically-owned company, then subject to the conditions and limitations set forth in this Section 5.7(f), Party B shall pay Party A or the Company, as the case may be, for the amounts of additional tax obligations payable by Party A or the Company, as the case may be, as specifically set forth in this Section 5.7(f). Party B shall only be liable under this Section 5.7(f) with respect to the following three taxes, being value-added tax, import tax and enterprise income taxes that (1) are directly attributable to the conversion of the Company from a Chinese-foreign equity joint venture company to a wholly domestically-owned company; (2) are required to be paid by Party A or the Company, as the case may be, under the Laws of the PRC; (3) relate to the period beginning on the Establishment Date and ending on the date on which Party A received the relevant Option Notice from Party B; and (4) are actually paid by Party A or the Company, as the case may be, within six (6) months after the date on which the wholly domestically-owned company receives its business license. Party B’s liability for payment of such taxes that meet all of the conditions set forth in the preceding sentence shall be limited to the following amount: (i) fifty percent (50%) of the additional tax obligations of Party A or the Company, as the case may be, for the valued-added tax and import taxes, plus (ii) the amount that is the lesser of (a) fifty percent (50%) of enterprise income taxes and (b) the cumulative total of dividends that have been paid by the Company to Party B. As evidence of its payment of such additional tax obligations specified in this Section 5.7(f), Party A or the Company, as the case may be, shall provide to Party B: (1) a copy of the official receipt in respect of the payment of such additional tax obligations, and (2) a document setting forth the amount and type of taxes paid and the specific legal basis on which Party A or the Company, as the case may be, is required to pay each such tax, each issued to Party A or the Company, as the case may be, and affixed with the seal of the relevant tax authorities of the PRC. Party B shall pay the amount for which it is liable under this Section 5.7(f) within thirty (30) days after receipt of documents, in a form acceptable to Party B, evidencing payment by Party A or the Company, as the case may be, of such additional tax obligations. Party A shall, and shall ensure that the Company shall, take all reasonable actions to reduce its liability for the additional tax obligations specified under this Section 5.7(f).

6.	Relevant Contracts

6.1.	Execution of Relevant Contracts

Within seven (7) days of the Establishment Date, each Party shall execute each of the following contracts (collectively, the “Relevant Contracts”) to which it is a party, and shall cause its Affiliate and/or the Company, as the case may be, to execute each of the following contracts to which such Affiliate and/or the Company is a party:

(a)	Utilities Supply Contract between Party A and the Company (the “Utilities Supply Contract”), pursuant to which Party A shall provide the Company with electricity, steam, nitrogen gas, water, compressed air, waste water treatment service and other utilities, in the agreed form;

(b)	Comprehensive Services Contract between Party A and the Company and its Affiliates (the “Services Contract”), pursuant to which Party A and its Affiliates shall provide the Company with property management, road maintenance, fire control, environmental protection and certain other corporate services, as well as services related to the welfare and benefits of employees, in the agreed form;

(c)	Lease Contract between Party A and the Company (the “Lease Contract ”), pursuant to which Party A shall lease the Land to the Company for its use, in the agreed form;

(d)	Raw Material Supply Contract between Party A and the Company (the “Raw Material Supply Contract”), pursuant to which Party A shall provide the Company with raw materials for use in the production of the JV Products, in the agreed form;

(e)	Asset Contribution and Purchase Contract between the Company, Party A and Party B, pursuant to which Party A shall contribute the Contributed Assets and sell the Purchased Assets to the Company and license to the Company certain proprietary information and technology in connection with the manufacture and sale of the JV Products, in the agreed form;

(f)	Technology License and Support Contract between Party B and/or its Affiliate and the Company (the “Party B Technology License and Support Contract”), pursuant to which Party B and/or its Affiliate shall license to the Company certain proprietary information and technology in connection with the manufacture and sale of the JV Products, in the agreed form;

(g)	Trademark License Contract between Party A and the Company (the “Party A Trademark License Contract”), pursuant to which Party A shall license to the Company certain of its trademarks for use on the JV Products, in the agreed form;

(h)	Trademark License Contract between Party B and/or its Affiliate and the Company (the “Party B Trademark License Contract”), pursuant to which Party B and/or its Affiliate shall license to the Company certain of its trademarks for use on the JV Products, in the agreed form;

(i)	Sales Agency Contract between Party B and/or its Affiliate and the Company (the “Sales Agency Contract”), pursuant to which the Company shall pay Party B and/or its Affiliate certain commission fees for any customer referred to the Company by Party B or its Affiliates, as the case may be, in the agreed form;

(j)	Assignment and Assumption Contract between Party A and the Company (the “Assignment and Assumption Contract”), pursuant to which Party A shall assign to the Company, and the Company shall assume, all of Party A’s rights and obligations under certain sales contracts entered into by Party A, in the agreed form;

(k)	Other documents and agreements necessary for the full accomplishment of the transactions contemplated in this Contract.

7.	Responsibilities of the Parties

7.1.	Responsibilities of Party A

Party A shall be responsible for performing the following duties in addition to the other responsibilities set forth elsewhere in this Contract:

(a)	strictly performing its obligations under this Contract, the Articles of Association and each Relevant Contract to which it is a party, and ensuring that each of its Affiliates performs its obligations under each Relevant Contract to which such Affiliate is a party;

(b)	filing all documents required for the establishment of the Company with the relevant Governmental Authorities, obtaining all necessary Company Approvals for the establishment of the Company and assisting the Company in obtaining and maintaining in force throughout the JV Term all Company Approvals and agreements that are necessary for the Company to achieve its goals and business objectives;

(c)	assisting the Company in applying for and obtaining any existing preferential treatment in tax, customs, foreign exchange and other fields that are available or may be available under any preferential policy in accordance with Law;

(d)	appointing in a timely manner members of the Board as specified in Section 8.2 hereunder;

(e)	nominating in a timely manner candidates for Senior Management Staff as specified in this Contract and the Articles of Association;

(f)	assisting the Company in obtaining financing deemed necessary by the Board, including the initial working capital financing referred to in Section 5.4(a)(v);

(g)	assisting the Company in liaising with PRC government authorities and other PRC companies with which the Company wishes to cooperate (including Affiliates of Party A);

(h)	causing its directors to exercise their voting rights in accordance with this Contract and the Articles of Association;

(i)	assisting the Company in obtaining all necessary visas, travel documents and/or work permits for its expatriate employees and their families, including Party B’s secondees so as to enable them to enter, leave and stay in PRC for their work in the Company and other activities;

(j)	providing and causing the Company to provide Party B and its Affiliates with all necessary assistance and cooperation in order for Party B and its Affiliates to comply with applicable Laws;

(k)	assisting the Company in matters related to the employees of the Company;

(l)	if requested by the General Manager, and to such extent as is necessary and convenient, supporting and assisting the Company in its production activities;

(m)	if requested by the General Manager, assisting the Company in marketing the JV Products within PRC; and

(n)	assisting the Company in other matters as requested by the Board from time to time.

7.2.	Responsibilities of Party B

Party B shall be responsible for performing the following duties in addition to the other responsibilities set forth elsewhere in this Contract:

(a)	strictly performing its obligations under this Contract, the Articles of Association and each Relevant Contract to which it is a party and ensuring that each of its Affiliates performs its obligations under each Relevant Contract to which such Affiliate is a Party;

(b)	appointing in a timely manner members of the Board as specified in Section 8.2 hereunder;

(c)	nominating in a timely manner candidates for Senior Management Staff as specified in this Contract and the Articles of Association;

(d)	assisting in obtaining the approvals, permits, licenses and tax registration necessary for the establishment and legal operation of the Company and providing all necessary documents for such applications on a timely basis;

(e)	assisting the Company in developing advanced management systems;

(f)	assisting the Company with respect to developing systems for operation of the Company’s production lines in an efficient and effective manner;

(g)	assisting the Company in preparing efficient staffing plans;

(h)	assisting the Company in obtaining financing deemed necessary by the Board;

(i)	causing its directors to exercise their voting rights in accordance with this Contract and the Articles of Association;

(j)	assisting the Company in obtaining all necessary visas, travel documents and/or work permits for its Chinese employees so as to enable them to come in and out of and stay in the United States for technical training, carrying out work responsibilities and conducting other activities on behalf of the Company as requested by the Board;

(k)	if requested by the General Manager, and to such extent as is necessary and convenient, supporting and assisting the Company in its production activities;

(l)	assisting the Company in marketing the JV Products outside the PRC in accordance with the Sales Agency Contract; and

(m)	assisting the Company in other matters as requested by the Board from time to time.

8.	Board of Directors

8.1.	Establishment of the Board

The Board shall be established on the Establishment Date.

8.2.	Composition of the Board; Appointment, Dismissal and Remuneration of Directors

(a)	The Board shall consist of six (6) directors, three (3) of whom shall be appointed by Party A and three (3) by Party B. The term of office for each director shall be four (4) years, renewable upon reappointment by the appointing Party. The term of the directors of the first Board shall commence on the Establishment Date. There is no restriction on the number of times a director may be reappointed.

(b)	The Board shall have one (1) chairman (the “Chairman”) and one (1) vice chairman (the “Vice Chairman”), who shall be appointed by the Parties on a four-year rotating basis during the JV Term. During the first four (4) years of the Company upon its establishment, the Chairman shall be appointed by Party A and the Vice Chairman shall be appointed by Party B.

(c)	In case of any change to the Equity Interests of the Parties, the composition of the Board shall be adjusted according to the following principles:

(i)	In the case of a Transfer of Equity Interest by either Party to the other Party, the Party increasing its Equity Interest shall have the right to appoint one additional director for each incremental ten percent (10%) increase in its Equity Interest; provided that (1) at any time that either Party possesses an Equity Interest equal to or in excess of fifty-one percent (51%) of the Registered Capital, such Party shall be entitled to appoint a majority of the directors of the Company, and (2) at any time that a Party holds any Equity Interest in the Company equal to or greater than five percent (5%), such Party shall retain the right to appoint at least one (1) director;

(ii)	In the case of a Transfer of Equity Interest by a Party to a Transferee or an Affiliate Transferee in accordance with the terms of Section 5.6 hereto, such Transferee or Affiliate Transferee, as the case may be, shall have the right to appoint one (1) director for each sixteen percent (16%) of the Registered Capital acquired through such Transfer, and the Transferring Party shall lose the right to appoint one (1) director for each incremental sixteen percent (16%) Transferred by such Party.

(d)	Either Party shall have the right, at any time, to remove with or without cause and replace any director appointed by it before the expiration of his or her term. If a director is removed, becomes incapacitated, dies, resigns or otherwise ceases to be a director, the Party that appointed such director shall appoint a new director to serve for the remainder of the term of office of such director.

(e)	The appointment or dismissal of a director shall take effect fifteen (15) days following the delivery of a written notice by the Party implementing such appointment or dismissal to the other Party.

(f)	Directors of the Company shall serve without remuneration but may receive remuneration as Senior Management Staff when concurrently employed as a member of the Senior Management Staff.

(g)	A director shall not engage in the daily operation of the Company, unless engaged in the daily operation as Senior Management Staff when concurrently employed as a member of the Senior Management Staff.

(h)	The Parties agree to cause the Company to file for the record with the Examination and Approval Authority and/or SAIC any change of director appointed by either Party, if required by law.

(i)	The Company shall indemnify each director against all claims and liabilities incurred by reason of his being a director of the Company; provided that the director’s acts or omissions giving rise to such claim or liability did not constitute intentional misconduct or a violation of criminal law. In addition, the Company reserves the right to pursue any claims against directors who cause the Company to incur unauthorized claims or liabilities.

8.3.	Functions and Powers of the Board

(a)	The Board shall be the highest authority of the Company, and shall direct the overall management, supervision and control of the business of the Company; provided that the Board shall delegate authority over day-to-day operational and managerial matters to the General Manager as set forth in Section 9.2. The resolutions of the Board shall be adopted in accordance with this Contract, the Articles of Association and applicable Law.

(b)	Decisions with respect to the following matters shall require the unanimous approval of all directors present and voting in person or by proxy at a duly convened meeting of the Board or by unanimous written resolution of all of the members of the Board:

(i)	increases or decreases in the Registered Capital or any Transfer of either Party’s Equity Interest;

(ii)	merger with other companies, division of the Company or change in the form of organization of the Company;

(iii)	suspension of the business operations of the Company, termination or dissolution of the Company or extension of the JV Term; and

(iv)	amendment of the Articles of Association.

(c)	Affirmative vote of at least four (4) or more directors, present at a duly convened meeting of the Board or a unanimous written resolution of all of the members of the Board shall be required before any decision is made concerning the following matters:

(i)	any transaction between the Company and a related party of Party A or Party B;

(ii)	determination of the Company’s strategy, development direction and short-term and long-term development plans within the approved Business Scope of the Company;

(iii)	determination and amendment of the Company’s Annual Plan (as defined herein);

(iv)	examination and determination of the Company’s basic management system proposed by the General Manager;

(v)	entering into an amendment of any Relevant Contract to which the Company is a party;

(vi)	in accordance with Section 9.3, appointment or dismissal of Senior Management Staff pursuant to nomination by the Parties and determination of the terms of employment and remuneration policy of the Senior Management Staff;

(vii)	determination of the engagement and dismissal, performance evaluation, remuneration policy and other matters related to the Independent Auditor;

(viii)	determination of the wages and welfare policies of the Company’s employees and adoption of the annual human resource recruitment plan formulated by the General Manager;

(ix)	determination of the establishment of bank accounts within or outside the PRC or the development of any financial or banking relationships;

(x)	determination of the entering into, revision or termination of any business contract to which the Company is a party and with a value greater than or equal to US$1,000,000, if such contract is within the scope of the Annual Plan, or greater than or equal to US$10,000, if such contract is outside the scope of the Annual Plan;

(xi)	determination of the amount and timing to allocate funds to, or draw funds from, the employee bonus and welfare fund, the enterprise expansion fund and reserve fund (collectively, the “Three Funds”) set forth in Section 10.8;

(xii)	determination of the entering into, revision or termination of any agreement with respect to or that includes any provision with respect to any loan or guarantee not covered by the annual development plan or financial plan adopted by the Board;

(xiii)	approval of the purchase, disposal or expenditure of the Company’s assets that are not included in (1) the regular business of the Company; or (2) the Annual Plan approved by the Board; and

(xiv)	exercise of other rights and duties authorized by the Company’s Articles of Association or Laws of the PRC.

(d)	Decisions with respect to taking any legal action or proceedings against either Party (the “Interested Party”) or any of such Party’s Affiliates in connection with the breach by the Interested Party or any of its Affiliates of any Relevant Contract to which it is a party or any other contract entered into by the

Interested Party or any of its Affiliates with the Company shall only require the affirmative vote of all of the directors appointed by the Party who is not the Interested Party present at a duly convened meeting of the Board or a written resolution of all such directors.

8.4.	Deadlocked Matters

(a)	If the Board is unable to pass a resolution on the matters described in Sections 8.3(b)(i), 8.3(b)(ii), 8.3(b)(iii) or 8.3(c)(ii) (the “Deadlocked Matter”) in any two (2) successive meetings of the Board or within sixty (60) days after any one Board meeting at which the Deadlocked Matter is proposed and no resolution is passed, whichever is shorter, the disagreement with respect to such matter shall be resolved pursuant to the procedures set forth in this Section 8.4.

(b)	Within (i) ten (10) Business Days after the date of the second successive meeting of the Board at which the Board failed to pass a resolution with respect to any Deadlocked Matter or (ii) the end of the sixty (60) day period referred to in Section 8.4(a), whichever is earlier, either Party (the “Electing Party”) may deliver a deadlock notice (the “Deadlock Notice”) to the other Party (the “Non-Electing Party”) stating that it has elected to invoke the escalation procedures with respect to the relevant Deadlocked Matter and setting forth the name and contact details of the senior executive of the Electing Party to whom the resolution of the Deadlocked Matter will be escalated.

(c)	Within ten (10) Business Days after the date of delivery of the Deadlock Notice (the “Deadlock Notice Date”), the Non-Electing Party shall deliver a notice to the Electing Party setting forth the name and contact details of the senior executive of the Non-Electing Party to whom the resolution of the Deadlocked Matter will be escalated. Within twenty (20) Business Days after the date of delivery of a Deadlock Notice, the designated senior executives of Party A and Party B shall meet, either in person or by telephone, to attempt to resolve the relevant Deadlocked Matter.

(d)	If the designated senior executives are unable to reach an agreement on the relevant Deadlocked Matter within a period of forty (40) Business Days after the Deadlock Notice Date and the failure to resolve such Deadlocked Matter materially impairs the operation of the Company, the following procedures shall apply:

(i)	During the period commencing forty-five (45) Business Days after the Deadlock Notice Date and ending ninety (90) Business Days after the Deadlock Notice Date (the “Deadlock Put Option Period”), Party B shall have the right to exercise the Party B Put Option in accordance with the procedures set forth in Section 5.7; and

(ii)	If Party B elects not to exercise the Party B Put Option during the Deadlock Put Option Period, both Parties shall cause the directors appointed by them to the Board to vote unanimously to terminate and liquidate the Company pursuant to Sections 16.2, 16.3 and 16.4.

8.5.	Legal Representative and Performance on Behalf of Legal Representative

(a)	The Chairman shall be the legal representative of the Company. The Chairman shall have the powers and responsibilities set forth in this Contract and the Articles of Association, shall have the scope of authority expressly authorized by the Board, and shall represent the Company for service of process.

(b)	If the Chairman is temporarily unable to perform his or her duties for any reason, the Vice Chairman shall perform the duties of the Chairman on his or her behalf. Should both the Chairman and the Vice Chairman be temporarily unable to perform their duties for any reason, the remaining directors shall choose a director to perform the duties of the Chairman by simple majority vote. If the remaining directors are unable to agree as to which director shall perform the duties of the Chairman within ten (10) Business Days, the Party who appointed the current Chairman shall have the right to choose the director who shall perform the duties of the Chairman during such time.

8.6.	Board Meetings and Board Resolutions

(a)	Regular meetings of the Board shall be held at least once a year and shall be convened and presided over by the Chairman. The Chairman shall send a written notice to all directors specifying the subject matter for discussion, date and venue of each regular meeting one (1) month prior to the scheduled date of such regular meeting, or a shorter period of time prior to such date upon the approval of the Chairman and the Vice Chairman in case of emergency.

(b)	Special meetings of the Board shall be convened by the Chairman at any time on his own motion or on the written request of any two directors (a “Special Meeting Request”). The Chairman shall send a notice of a special Board meeting to all other directors within three (3) days after receipt of a Special Meeting Request. Such meeting shall be convened within fifteen (15) days after receipt of such Special Meeting Request by all other directors.

(c)	Two-thirds (2/3) or more of all the directors (including those appointed by proxy) shall constitute a quorum for any board meeting. If such a quorum is not present within two (2) hours after the time appointed for the commencement of the meeting, the meeting shall be adjourned to such place and time (which is at least ten (10) days later or such earlier date as shall be agreed by all the directors on the Board in writing) as the directors who did attend shall decide. If a quorum is not present within two (2) hours after the time appointed for the commencement of such adjourned meeting, any number of directors present shall be constitute a quorum. A director who is unable to attend a meeting in person may entrust in writing a proxy to attend and to vote at the meeting on his or her behalf. Such proxy shall have the same rights and powers as the director by whom he or she has been entrusted. Delivery of a proxy by facsimile shall be effective for this purpose. A proxy need not be a director of the Company. A director may be appointed as proxy for another director, and the same person may be appointed as proxy for more than one director. A proxy shall have one vote for each director whom he represents, and shall also be entitled to cast one vote in his own behalf if he is, in addition, a director in his own right.

(d)	Any director who wishes to add subject matters to the agenda of a Board meeting upon receipt of such meeting notice as specified in paragraph (a) shall notify the Chairman in writing at least three (3) Business Days prior to the date of the meeting.

(e)	Board meetings shall in principle be held at the legal address of the Company, but may be held at any other location upon the approval of two-thirds (2/3) or more of all directors.

(f)	Minutes of the Board meetings shall be recorded in both English and Chinese. All resolutions of the Board shall be included in the minutes, which shall be kept by the Company for ten (10) years. Directors and proxies present at the meeting shall sign their names on the minutes for such meeting.

(g)	Any action that may be taken at any Board meeting may be taken without a meeting if all directors consent to such action in writing. For any such action to be taken in writing in accordance with this Section 8.6(g), a draft resolution shall be formulated by the Chairman and the Vice Chairman and circulated to all directors for review. All the directors, within three (3) days of receipt after such draft resolution, shall date, approve or disapprove, sign such draft resolution and return the same to the Chairman. All written resolutions shall be passed only by a unanimous affirmative vote of all the directors.

(h)	Board meetings may be held by telephone, videoconference or any other means of contemporaneous communication so long as all directors taking part in a meeting so held are able to hear each other at all times. Participation by a director or his proxy at a meeting by such means shall be deemed to constitute presence of such director or his proxy in person at a meeting.

(i)	Reasonable expenses incurred by directors and their proxies for travel, accommodation, and meals in connection with any Board meeting, and all expenses in connection with the meeting, shall be borne by the Company.

9.	Business Management

9.1.	Establishment and Composition of the Management Organization of the Company

(a)	The Company shall establish a management organization under the Board in charge of the daily business operation and management of the Company.

(b)	The management organization shall consist of one (1) of each of the following positions: General Manager, Deputy General Manager, Human Resources Manager, Finance Manager, Purchasing and Service Manager, Manufacturing Manager, Sales and Marketing Manager and Internal Audit Manager (collectively, the “Senior Management Staff”).

(c)	The General Manager and the Deputy General Manager shall be appointed by Party A and Party B on a rotating basis at the end of every fourth year during the JV Term. During the first four (4) years of the JV Term commencing on the Establishment Date, Party B shall have the right to nominate the General Manager and Party A shall have the right to nominate the Deputy General Manager. The Board shall appoint the General Manager and the Deputy Manager pursuant the nominations of the Parties.

(d)	If Party A, through its appointed directors, proposes a Board resolution canceling the General Manager rotation system and granting Party B the right to appoint the General Manager for the entirety of the JV Term, each Party shall cause its respective directors to vote in favor of such resolution. Upon the adoption of such resolution by the Board and the completion by the Parties and the Company of all actions required to fully implement such resolution (including amending this Contract and the Articles of Association and obtaining all governmental approval for such amendments), then Party B’s right to exercise the Party B Put Option in accordance with Section 5.7(a)(i) shall terminate.

(e)	The General Manager and the Deputy General Manager shall not concurrently serve as the General Manager or the Deputy General Manager of any other enterprise within the PRC, and shall not engage, either on his or her own or through any third party, in the production, marketing, sale or export of any products in competition with the Company.

(f)	Any member of the Senior Management Staff may resign or quit his or her office by giving one (1) month prior written notice to the Company. In such instance, the original appointing Party shall appoint a replacement to serve the remainder of the term of such member of the Senior Management Staff.

9.2.	Rights and Responsibilities of the General Manager

(a)	Under the leadership of the Board, the General Manager shall be responsible for the day-to-day operations of the Company. Not less than three (3) months prior to the end of each Financial Year (the “Current Financial Year”) during the JV Term, or such other time as agreed by the Board, the General Manager shall submit an annual budget and business plan (the “Annual Plan”) for the next Financial Year (the “Relevant Financial Year”) to the Board for its approval. The General Manager shall collaborate with the Deputy General Manager and the other Senior Management Staff in the formulation of the Annual Plan. The Annual Plan shall set forth in detail with respect to the Relevant Financial Year (a) the annual operating and capital budgets for the Company, (b) the Company’s marketing strategy and (c) analysis of any other issues relevant to the operation and performance of the Company for the Relevant Financial Year as requested by the Board or determined by the General Manager in collaboration with the Deputy General Manager and the other Senior Management Staff.

(b)	The General Manager shall exercise the rights and responsibilities conferred upon him by this Contract, the Articles of Association and/or the Board. The rights and responsibilities that may be exercised by the General Manager on behalf of the Company without Board approval include the following:

(i)	leading the Company’s production operations, marketing, sales and management and implementing the resolutions of the Board with respect thereto;

(ii)	implementing the Company’s Annual Plan as approved by the Board;

(iii)	supervising and overseeing the other members of the Senior Management Staff;

(iv)	formulating the Company’s detailed rules and regulations;

(v)	appointing or dismissing management personnel other than those required to be appointed or dismissed by the Board or the Parties;

(vi)	determining the Company’s day-to-day internal management system, organization and standing rules;

(vii)	determining the entering into, revision or termination of any business contract to which the Company is a party and with a value less than US$1,000,000, if such contract is within the scope of the Annual Plan, or less than US$10,000, if such contract is outside the scope of the Annual Plan; provided that the General Manager shall report to the Board of Directors regarding the entering into, revision or termination of any contract that is outside the scope of the Annual Plan at the first Board meeting occurring after the entering into, revision or termination of such contract;

(viii)	other rights and responsibilities conferred by the Articles of Association or the Board.

(c)	In exercising the rights and responsibilities conferred upon him by this Contract, the Articles of Association and/or the Board, the General Manager shall regularly and actively collaborate and consult with the Deputy General Manager and the other Senior Management Staff.

(d)	Following such collaboration and consultation, the General Manager shall reach a decision and shall be responsible for the day-to-day implementation of such decision.

(e)	If the Deputy General Manager, acting in good faith and in exercising his fiduciary duty, disagrees with the decision of the General Manager, the Deputy General Manager may bring such decision to the Board for review.

(f)	If the Board determines that the decision reached by the General Manager which has been brought to its attention by the Deputy General Manager requires any action by the Board, the Board may undertake such action in accordance with Section 8.6 of this Contract.

(g)	Until such time that the Board adopts a resolution modifying, amending, reversing or otherwise acting upon a decision of the General Manager made within the scope of the rights and responsibilities conferred upon him by this Contract, the Articles of Association and/or the Board, such decision of the

General Manager shall remain valid and in effect, and the Deputy General Manager and other members of the Senior Management Staff shall implement such decision in good faith. In the event the Board modifies, amends or reverses any decision made by the General Manager which was made within the scope of the rights and responsibilities conferred upon him by this Contract, the Articles of Association and/or the Board, the General Manager shall have no liability to the Company with respect to such decision.

(h)	The General Manager and the Deputy Manager shall have the right to attend all meetings of the Board. If the General Manager or the Deputy Manager has been appointed as a member of the Board, he or she shall have the right to vote at such Board meeting.

(i)	The Party appointing the General Manager or the Deputy General Manager may replace such General Manager or Deputy General Manager by giving written notice to the Board. A successor shall then be appointed by the original appointing Party pursuant to Section 9.1 to serve the remainder of the term of the dismissed General Manager or Deputy General Manager.

9.3.	Appointment of Senior Management Staff

(a)	The Human Resources Manager, the Finance Manager and the Purchasing and Service Manager shall be nominated by Party A and appointed by the Board.

(b)	The Manufacturing and Operation Manager, Sales and Marketing Manager and Internal Audit Manager shall be nominated by Party B and appointed by the Board.

9.4.	Changes to Senior Management Staff

(a)	At the first meeting of the Board convened during each calendar year, each Party shall have the right (but not the obligation) to submit a written notice to the Board directing that the other Party replace certain members of the Senior Management Staff, including the General Manager and the Deputy General Manager, appointed by such other Party. In such case, the Board shall dismiss each member of the Senior Management Staff named in the notice, and the original appointing Party shall have the right to nominate a successor to complete the term of each such dismissed member of the Senior Management Staff. All such appointments of successors shall occur as soon as is reasonably possible following such Board meeting, and in no case longer than ninety (90) days following such Board meeting.

(b)	In addition to each of the Parties’ right to direct the removal of any Senior Management Staff set forth in Section 9.4(a) above, the Board may terminate the employment of any Senior Management Staff at any time under the following circumstances:

(i)	such Senior Management Staff has committed a criminal offense and has been found guilty by a court of law having the appropriate jurisdiction;

(ii)	such Senior Management Staff: (1) is in serious dereliction of duty; (2) engages in wanton or reckless behavior that causes, or threatens to cause, serious injury to persons or damage to property; or (3) engages in deceitful behavior for personal interests;

(iii)	such Senior Management Staff is prohibited by Law from fulfilling his her duties;

(iv)	such Senior Management Staff fails to comply with the terms of his employment contract; or

(v)	such Senior Management Staff fails to perform the required duties as a result of illness or other reasons.

Upon dismissal of any Senior Management Staff in accordance with this Section 9.4, a successor shall be appointed by the original appointing Party to serve the remainder of the term of the dismissed Senior Management Staff.

9.5.	Remuneration of Senior Management Staff

The Company shall compensate the Senior Management Staff in accordance with the then applicable local compensation standards, taking into account the standards of other foreign invested enterprises engaging in an industry similar to the Company in Yizheng and Beijing.

10.	Financial Management

10.1.	Financial Accounting System

(a)	The Company shall establish an independent financial and accounting system and shall prepare financial statements in accordance with the Enterprise Accounting System Regulations (enacted by the Ministry of Finance on December 29, 2000), other relevant Law, the particular circumstances of the Company, and, to the extent permitted by applicable PRC Laws, those methods and principles that are consistent with the generally accepted accounting principles in the United States of America and the operating and financial procedures and requirements of the Parties.

(b)	The Company’s financial management rules shall be formulated and adopted by the Board based on the recommendations of the General Manager.

10.2.	Financial Year

The financial year of the Company (the “Financial Year”) shall be the calendar year. The first Financial Year shall commence from the Establishment Date of the Company and end on December 31 of the same year. The last Financial Year shall end on the date of dissolution of the Company.

10.3.	Financial Reporting

(a)	The Company shall use RMB as the base currency in its bookkeeping, and US Dollars may be used concurrently with RMB.

(b)	The Company shall maintain accounts in accordance with the generally accepted accounting principles in the PRC and concurrently prepare another set of account books adjusted in accordance with the generally accepted accounting principles in the United States of America.

(c)	All vouchers, book accounts, financial statements and other accounting records of the Company shall be prepared and kept in Chinese. Accounting reports and annual financial statements to be submitted to the Parties or the Board shall be prepared and kept in both Chinese and English.

(d)	The Company shall, within five (5) days after the beginning of each calendar month, report its monthly business status (sales, production, inventory, profit and loss, etc.) of the preceding month to the Parties in both Chinese and English.

(e)	The Company shall, within five (5) days after the beginning of each calendar month, report its monthly financial statements for the preceding month to the Parties in English and Chinese.

(f)	The Company shall, within five (5) days after the beginning of each financial quarter, report its quarterly financial statements of the preceding financial quarter to the Parties, and to the relevant government department for finance, if necessary.

(g)	Within fifteen (15) days after the end of each Financial Year, the Company shall submit its pre-audited annual financial statements to the Parties. Within four (4) months after the end of each Financial Year, the Company shall submit to the Parties and relevant government financial departments, its formal financial statements and audit report issued by a certified public accountant registered in PRC.

(h)	The Company shall for the entire JV Term keep all annual accounting reports, annual financial statements and audit reports.

10.4.	Internal Audit Manager

The Internal Audit Manager of the Company shall:

(a)	report to the General Manager;

(b)	have unrestricted access to all the books and accounting records of the Company, whether historical or present;

(c)	have the right to review and comment upon all financial statements of the Company prior to the provision of such statements to the Board or the independent auditor of the Company (the “Independent Auditor”) and to present his audit opinion to the General Manager and/or the Board; and

(d)	have the right to present opinions to the General Manger and/or the Board regarding whether business transactions entered into by the Company are fair and balanced for the Company and the Parties.

10.5.	Independent Auditor

(a)	The Independent Auditor shall be selected by the Board, and shall be an individual (i) associated with an accounting firm established and registered in the PRC by one of the four major international accounting firms, (ii) authorized to practice in the PRC, and (iii) capable of performing accounting work meeting both PRC domestic accounting standards and international standards and the procedures and requirements of the Parties. The initial Independent Auditor shall be selected based upon the affirmative vote of at least four (4) Board members present at the first Board meeting of the Company. If the Board determines that the Independent Auditor is unable to meet such standards, it may replace such Independent Auditor or retain another auditor, at the Company’s expense, to supplement or adjust the work of the Independent Auditor or to perform specific accounting or auditing tasks.

(b)	Each Party shall have the right at any time to retain independent accountants to audit the books and records of the Company at its own expense (unless the results of any such audit are significantly different from that conducted by the Independent Auditor and are accepted by the Board, in which case the expense shall be borne by the Company). The Company shall extend full cooperation to any such accountants and shall allow them full access to the books and records of the Company.

10.6.	Determination of Annual Budget in the Absence of a Board Resolution

If at a duly convened Board meeting, the Board is unable to pass a resolution on the proposed Annual Plan submitted to it by the General Manager in accordance with Section 9.2(a), then within thirty (30) days of such meeting at which the Annual Plan for the following Financial Year is proposed and no resolution is adopted, the Board shall convene a second meeting to consider the proposed Annual Plan. If at such second meeting the Board is unable to reach agreement with respect to the proposed Annual Plan, each Party shall cause its respective directors to vote at such second meeting in favor of the adoption of an Annual Plan pursuant to which the Company shall be operated in the following Financial Year in accordance with the capital and operating budgets under which the Company was operated in the current Financial Year, with an increase of ten percent (10%) in all approved expenditures over those that appear in such capital and operating budgets.

10.7.	Approval of Final Accounts

Within four (4) months after the end of each Financial Year, the General Manager shall submit the following documents to the Board for approval: the financial statements, statements of financial status, and plans for profit distribution or loss make-up of the previous year, attached with the audit report of the Independent Auditor.

10.8.	Profit Distribution

The Company shall adopt the following principles with respect to the distribution of profits:

(a)	The Company may not distribute profits until all losses from previous years have been made up and the principal of, and all accrued interests on, any shareholder loans have been repaid in full.

(b)	The remaining amount after making up prior losses pursuant to the forgoing provision shall be the pretax profits of the current year. The enterprise income tax shall be paid from the pretax profits as required by relevant laws and regulations.

(c)	The remaining amount after payment of the enterprise income tax pursuant to the forgoing provision shall be the after-tax profits of the current year. Payments to the Three Funds shall be made from the after-tax profits. The amount of payments to the Three Funds shall be determined by the Board, but in no case shall exceed ten percent (10%) of the after-tax profits. No payments shall be made to the Three Funds in years where the Company does not realize a profit.

(d)	Amounts remaining following the fulfillment of the requirements set forth in paragraphs (a), (b) and (c) plus the profit brought forward from previous years shall be the distributable profits, which shall be distributed in full to the Parties unless otherwise decided by the Board.

(e)	Distribution of profits specified in paragraph (d) shall be made in proportion to the ratio of each Party’s respective actual contributions in the paid-up capital. The Company shall remit such distribution into the bank accounts designated by the Parties within one (1) month after the Board makes its determination regarding profit distribution. Distributions to Party B shall be made in US Dollars. In case of a shortage of foreign exchange reserves of the Company, the Company shall be responsible for converting the dividends in Renminbi into US Dollars for Party B and shall remit the same to Party B. Any loss in the exchange rate and charges accrued in the foreign exchange conversion shall be borne by the Company.

10.9.	Loans

The Company may, based on business requirements and pursuant to applicable Law, open Renminbi account(s) and foreign exchange account(s) with PRC or foreign financial institutions that are authorized by the relevant authorities to conduct foreign exchange business within PRC. The Company may also apply to borrow foreign exchange or Renminbi within or outside China pursuant to relevant Law.

10.10.	Insurance

All types of insurance of the Company shall be purchased from insurance companies authorized to do business in the PRC, unless adequate coverage as determined by the Board cannot at any time be obtained from such companies on internationally competitive terms, in which case the Company shall apply to purchase such insurance from other insurance companies outside of the PRC in accordance with Laws. The types of insurance, the insurance value, the insurance term and other insurance matters shall, in accordance with relevant Law, be decided by the Board.

10.11.	Taxes

The Company shall pay taxes in accordance with relevant officially published Law. The Parties shall assist the Company in applying to obtain the benefits for the Company, the Parties and all of their personnel of all of the applicable tax exemptions, reductions, privileges and preferences that are now or in the future become available under Law and under any applicable treaties or international agreements to which the PRC may now be or may hereafter become a party.

10.12.	Individual Income Tax

The employees of the Company shall pay their individual income tax in accordance with applicable PRC Law governing individual income taxes.

11.	Foreign Exchange

11.1.	Matters Relating to Foreign Exchange

All foreign exchange matters of the Company shall be handled in accordance with the provisions of the Foreign Exchange Regulations and relevant officially published Laws.

11.2.	Foreign Exchange Accounts

The foreign exchange funds of the Company shall be transferable into and outside of the PRC and deposited in the foreign exchange account(s) established by the Company with approved financial institutions within or outside of the PRC in accordance with the Foreign Exchange Regulations. All foreign exchange payments of the Company shall be paid out of the above-mentioned foreign exchange accounts in accordance with the Foreign Exchange Regulations after the payment of any PRC taxes that may be applicable. Any fees or costs (other than taxes) relating to the remittance abroad of such payments shall be borne by the Company.

12.	Labor Management

12.1.	Labor Policies of the Company

(a)	All matters related to the employment, transfer, dismissal, resignation, wages, welfare benefits, labor insurance, labor protection and labor discipline of labor management by the Company shall be handled in accordance with applicable PRC Law and the labor management policies and procedures approved by the Board. The estimated number of employees necessary for the Company’s initial business operation shall be stipulated in the Feasibility Study Report.

(b)	The Company shall sign an individual labor contract with each of its staff and workers (including the Plant Number 5 Employees). The form of the individual labor contract shall be filed with the local labor department for the record if required by applicable Law.

(c)	The Company has the right to directly recruit, employ and dismiss all of its employees. All employees of the Company shall be recruited through examination.

(d)	The Company shall give priority to the recruitment of the employees of Party A working in Plant Number 5 on or prior to the date of execution of this Contract (the “Plant Number 5 Employees”). Those Plant Number 5 Employees who qualify for employment by the Company and pass the examinations of the Company shall first terminate their employment and labor contracts with Party A prior to being employed by the Company. Party A shall be solely responsible for the payment of, and the Company shall have no obligation with respect to the payment of, any and all of the employment costs or severance payments to the Plant Number 5 Employees to be employed by the Company which are associated with their employment by Party A prior to their employment by the Company.

(e)	During the JV Term:

(i)	Neither Party shall, without the prior written consent of the other Party or the Company (as the case may be), directly or indirectly, (1) hire or make any offer of employment, or cause others to hire or make any offer of employment, to any person who is employed by the other Party, the Company or any of their respective Affiliates, or (2) solicit or cause others to solicit, attempt to influence, persuade or induce any employee of the other Party, the Company or any of their respective Affiliates to terminate or leave his or her employment or engagement thereby.

(ii)	Except with respect to the Company’s employment of the Plant Number 5 Employees pursuant to Section 12.1(d), the Parties shall ensure that the Company shall not, without the prior written consent of the relevant Party or its Affiliates, as the case may be, directly or indirectly, (1) hire or make any offer of employment or cause others to hire or make any offer of employment, to any person who is employed by such Party or any of its Affiliates, or (2) solicit or cause others to solicit, attempt to influence, persuade or induce any employee of such Party or any of its Affiliates to terminate or leave his or her employment or engagement with such Party or any of its Affiliates (as the case may be).

12.2.	Labor Productivity

After establishment of the Company, the Company shall increase per employee output so that the productivity levels of the Company’s employees will be upgraded to globally competitive levels as soon as reasonably possible.

12.3.	Labor Protection, Environment, Health and Safety

The Company shall conduct regular examinations on the implementation of its labor protection, environment, health and safety policies and report the results of such examinations to the Board. The Company shall also carry out any necessary and appropriate improvements and corrections to comply with such policies.

12.4.	Labor Union

(a)	For so long as required by Law, the staff and workers of the Company shall have the right to establish a trade union organization and conduct trade union activities in accordance with applicable PRC Law.

(b)	For so long as required by applicable Law, the Company shall pay each month an amount equal to two (2) percent of the total amount of the actual wages received by the PRC staff and workers of the Company for such month into the Company’s trade union fund for such trade union’s use in accordance with the relevant procedures of the PRC for the management of trade union funds.

13.	Technology Transfer

13.1.	Party A Technology License

Within seven (7) days after the Establishment Date, Party A shall enter into the Asset Contribution and Purchase Contract with the Company and Party B, whereby Party A shall grant to the Company a license to use certain proprietary information and technology to manufacture, produce, market and sell the JV Products during the JV Term and Party A shall provide ongoing technical assistance with respect to the JV Products during the JV Term. The terms and conditions of such license shall be specified in the Asset Contribution and Purchase Contract.

13.2.	Party B Technology License

Within seven (7) days after the Establishment Date, Party B and/or its Affiliate shall enter into the Party B Technology License and Support Contract with the Company, whereby Party B and/or its Affiliate shall grant to the Company a license to use certain proprietary information and technology to manufacture and produce the JV Products at Plant Number 5 and to market and sell the JV Products and Party B and/or its Affiliate shall provide ongoing technical assistance with respect to the JV Products during the JV Term. The terms and conditions of such license shall be specified in the Party B Technology License and Support Contract.

14.	Sales and Marketing of Products, Restrictions on Competition

14.1.	Sales and Marketing

The Company shall be responsible for the sale of the JV Products within and outside China. The Company shall directly enter into contracts with overseas clients and perform such contracts concerning the export of the JV Products. The Company shall, in accordance with the Sales Agency Contract stated in Section 6.1(i) of this Contract, appoint Party B or its Affiliate, as the case may be, as the sales agent for the sale of the JV Products in Party B’s Home Markets, as listed in Schedule 2 attached hereto, and shall pay a commission to Party B or its Affiliate, as the case may be, which introduces purchasers of the JV Products to the Company.

14.2.	Restrictions on Competition; Right of First Refusal

(a)	Neither Party nor any Subsidiary of such Party other than the Company shall produce, market or sell any POY, FDY or DTY products in the PRC (such limitation, the “Restriction”), except under the following circumstances:

(i)	The Subsidiaries of Party A engaged in the production of POY, FDY or DTY products on the Establishment Date shall not be subject to the Restriction; provided that each such Subsidiary shall not be permitted to increase its aggregate level of production of such products above its original design capacity level (“Capacity Level”). Party A shall provide to Party B on the date hereof a list (the “List,” attached as Schedule 1 hereto ) of all Party A Subsidiaries engaged in production of POY, FDY or DTY products and the relevant Capacity Level of each such Subsidiary as of the date of the List, and shall cause such Subsidiaries not to produce such products above the Capacity Level. Except in accordance with Section 14.2(a)(ii), increase by any Subsidiary of Party A of the aggregate production level of such products above the Capacity Level for such Subsidiary shall be deemed to be a material breach of this Contract by Party A.

(ii)	Where either Party (the “Proposing Party”) wishes the Company to increase the production level of any JV Products or to produce any new POY, FDY or DTY products that are not JV Products (the “Proposition”), it shall deliver a written notice (the “Production Offer Notice”) to the other Party stating such desire and setting forth in detail the Proposition, including the type of products included in the Proposition, whether the product is a JV Product (if an increase in production is desired) or a new product, the proposed terms and scope of the product to be produced, the costs associated with such Proposition and the projected economic benefits of such Proposition. The Production Offer Notice shall constitute a binding offer by the Proposing Party as detailed therein. For a period of sixty (60) days following receipt of the Production Offer Notice by the non-Proposing Party, or such extended period as agreed in writing by both Parties (the “Production Offer Negotiation Period”), the Parties shall negotiate in good faith with respect to the proposal set forth in the Production Offer Notice. If the Parties are unable to reach agreement during the Production Offer Negotiation Period with respect to the Proposition, the Proposing Party shall have the right to produce, market and/or sell the products identified in the Production Offer Notice itself or through its Affiliates and shall not be bound by the Restriction with respect to such Proposition. If the Parties reach agreement with respect to the Proposition pursuant to this Section 14.2(a)(ii), each Party shall cause its directors on the Board to adopt such resolutions and take such necessary actions to implement such agreement. The Restriction shall continue in effect for such product included in the Proposition for which the Parties agree for the Company to implement.

(b)	Where Party B desires, either directly or indirectly or through any Subsidiary other than the Company, to sell any POY, FDY or DTY products in the PRC produced by any Person other than the Company, it shall first provide a written notice to the Company (i) stating its desire to sell such POY, FDY or DTY products in the PRC, and (ii) setting forth the terms and conditions of such sale, including quantity, price, product specifications and delivery date. The Company shall have a right of first refusal to produce such POY, FDY or DTY products in accordance with all material terms and conditions set forth in such written notice. If within ten (10) Business Days of receipt of such written notice, the Company has not exercised its right of first refusal, Party B shall have the right to sell such POY, FDY or DTY products in the PRC in accordance with the terms and conditions set forth in such written notice independent of the Company and the other Party.

(c)	The Company shall not market or sell any POY, DTY or FDY products in the home markets of Party B identified in Schedule 2 hereto without the prior written consent of Party B.

15.	The Joint Venture Term

15.1.	Initial Term

The term of operations of the Company (as extended from time to time, the “JV Term”) shall initially be forty (40) years (the “Initial Term”), commencing from the Establishment Date.

15.2.	Extension

Prior to the expiry of the JV Term, including the Initial Term or any extension thereof, the Parties may agree to extend such term, subject to the approval of the Examination and Approval Authority and the relevant requirements of Laws. Negotiations for such extension shall begin not later than one (1) year prior to the expiration of the JV Term. If the Parties agree to extend the JV Term, an application for extension shall be filed with the Examination and Approval Authority not later than six (6) months prior to the expiration of the JV Term.

16.	Termination and Liquidation

16.1.	Termination as Agreed by Both Parties

The Parties may mutually agree in writing to terminate this Contract and dissolve the Company at any time.

16.2.	Events of Termination

The Company shall be dissolved upon the motion of a director appointed by either Party if any of the conditions or events (each an “Event of Termination”) set forth below shall occur and be continuing:

(a)	Upon the motion of a director appointed by either Party, if the Company is the subject of proceedings for liquidation or dissolution required by Law or by a court or initiated by a creditor(s) of the Company;

(b)	Upon the motion of a director appointed by the solvent Party, if the other Party becomes bankrupt or insolvent or file a petition seeking protection under any bankruptcy, reorganization or insolvency Law;

(c)	Upon the motion of a director appointed by either Party, if the Company has sustained heavy losses for three (3) consecutive years, or the cumulative amount of losses has exceeded fifty percent (50%) of the total registered capital of the Company, whichever occurs first;

(d)	Upon the motion of a director appointed by either Party, if all or any material part of the key assets owned or leased by the Company are expropriated, causing an adverse material effect on the operation and production of the Company;

(e)	Upon the motion of a director appointed by either Party, if any government authority with authority over either Party or the Company requires any provision of this Contract or the Relevant Contracts to be revised in such a way that causes a material adverse effect on the Company and, despite the best efforts of the Company to remedy such situation, such material adverse effect cannot be cured within six (6) months and at a cost not exceeding US$10,000,000;

(f)	Upon the motion of a director appointed by the non-transferring Party, if any Party transfers or attempts to transfer its Equity Interest in violation of the provisions of this Contract;

(g)	Upon the motion of a director appointed by either Party (the “Terminating Party”), should any governmental authority having authority over either Party or the Company issue any policy or Law or interpret any policy or Law in such a way that may cause significant adverse consequences to the Company or the Terminating Party, if the Terminating Party is unable to reach agreement with the other Party on amendments to this Contract as are required to maintain the Terminating Party’s economic benefits;

(h)	Upon the motion of a director appointed by the non-affected Party, should the other Party not perform any of its material obligations under this Contract as the result of an Event of Force Majeure affecting such Party that has continued for a period of at least one hundred and eighty (180) days;

(i)	Upon the motion of a director appointed by the non-breaching Party, if the other Party breaches any of its material obligations under this Contract, or if the other Party or any of its Affiliates breach any of the responsibilities or obligations of such Party or its Affiliate set forth in any of the Relevant Contracts to which it is a party, and such breach is not remedied within ninety (90) days after the date on which a notice of such breach is delivered by the non-breaching Party to the breaching Party;

(j)	Upon the motion of a director appointed by the Party that has made its contribution or has not been obligated to make its contribution because the conditions precedent set forth in Section 5.4 have not been met or waived by the relevant Party, if the relevant Party fails to make its contributions in accordance with the provisions of Section 5 of this Contract, where such failure is not remedied by the date that is ninety (90) days after the Establishment Date; provided that the conditions precedent for such contribution set forth in Sections 5.4(a) and 5.4(b) have been met or waived by the relevant Party;

(k)	Upon the motion of a director appointed by either Party, should any Deadlocked Matter not be resolved pursuant to Section 8.4 and without resolution of such Deadlocked Matter the operation of the Company will be materially impaired; or

(l)	Upon the motion of a director appointed by either Party, if a relevant government authority issues a binding order to cease operations because of serious violations by the Company of PRC Law.

If a director makes a motion to dissolve the Company pursuant to an Event of Termination listed in this Section 16.2 or a right granted elsewhere in this Contract, each Party shall cause the other directors appointed by it to adopt a resolution in favor of the dissolution of the Company.

16.3.	Buyout Option

(a)	If the Board adopts a resolution pursuant to Section 16.2 to dissolve the Company, either Party shall have the right, within ten (10) Business Days after such resolution, to deliver a Valuation Notice to the Other Party thereby invoking the valuation procedures set forth in Section 17.

(b)	After the determination of the Final FMV pursuant to Section 17, either Party (whether or not such Party issued the Valuation Notice) (the “Purchasing Party”) shall have the right within thirty (30) Business Days after such date of determination to issue a notice (the “Buyout Notice”) to the other Party (the “Selling Party”) stating that it intends to purchase the entire Equity Interest of the Selling Party (the “Purchased Equity Interest”) at a purchase price equal to the Final FMV multiplied by the percentage of the Company’s total equity interests held by the Selling Party as of the date of the Buyout Notice (the “Buyout Price”), and the Selling Party shall be obligated to sell the Purchased Equity Interest to the Purchasing Party at the Buyout Price.

(c)	In the event that each Party issues a Buyout Notice to the other Party, within ten (10) Business Days from the date on which the second Buyout Notice was delivered, the Parties shall negotiate in good faith the additional amount (the “Premium”) that each Party is willing to pay for the Purchased Equity Interest. In the event the Parties are unable to reach an agreement on the Premium payable for the Purchased Equity Interest within such ten (10) Business Day period, the Parties shall each submit a proposal for the Premium in a sealed envelope to the Independent Auditor on the fifteenth (15) Business Day after the date on which the second Buyout Notice was delivered. The Party offering the highest Premium shall have the right to purchase the Purchased Equity Interest at the Buyout Price plus such Premium (the “Final Equity Interest Purchase Price”).

(d)	Within ten (10) Business Days (i) after the date of delivery of the Buyout Notice pursuant to Section 16.3(a), if only one Buyout Notice was delivered or (ii) after the date the Premium is determined as set forth in Section 16.3(c) above if two Buyout Notices were delivered, the Purchasing Party and the Selling Party shall execute an equity interest transfer contract with respect to the purchase by the Purchasing Party of the Purchased Equity Interest at the Buyout Price or the Final Equity Interest Purchase Price, as the case may be.

(e)	The Parties shall thereafter terminate this Contract and amend the Articles of Association to reflect the change in the equity interests in the Company subsequent to the completion of the relevant equity interest transfer contract and to reflect changes in the composition of the Board. Each Party shall promptly cause the directors on the Board appointed by it to vote in favor of a resolution approving the Transfer. If any director does not vote in favor of such resolution, the Party that appointed such director shall promptly remove and replace such director and cause the newly appointed director to vote in favor of the resolution approving the Transfer. The Parties shall (i) cause the Company to apply to the relevant governmental authorities for approval of the transfer and the amendments to the Articles of Association, (ii) in the case of a Transfer by Party B to Party A, cause the Company to apply to be converted from a Chinese-foreign equity joint venture company into a non-foreign invested domestic enterprise, (iii) in the case of a Transfer by Party A to Party B, cause the Company to apply to be converted from a Chinese-foreign equity joint venture into a wholly foreign-owned enterprise, (iv) cause the Company to apply for the issuance of a new Business License reflecting the relevant changes in the particulars of the Company set forth in the amendments to the Articles of Association, and (v) use their respective best efforts to assist the Company to obtain all such approvals and the issuance of such license.

(f)	In the event that neither Party issues a Buyout Notice in accordance with this Section 16.3, the Company shall be dissolved in accordance with the provisions of Section 16.4.

16.4.	Liquidation Procedures

(a)	The dissolution and liquidation of the Company shall be conducted in accordance with then applicable PRC Law and the provisions of this Contract and the Articles of Association.

(b)	If the termination of the Company results from a merger, consolidation or other business combination with another Person, the assets and liabilities of the Company shall be transferred, assumed and valued as provided in the contractual arrangements with respect to such merger, consolidation or other business combination and applicable PRC Law.

(c)	When the dissolution of the Company occurs otherwise than under the circumstances set forth in Section 16.4(b), the Board shall formulate liquidation procedures and principles, publish an announcement of the liquidation in accordance with relevant regulations, provide written notice of the liquidation to creditors of the Company and establish a liquidation committee (the “Liquidation Committee”). The Liquidation Committee shall be composed of four (4) members. Each Party shall have the right to appoint two (2) members of the Liquidation Committee. Subject to the provisions of Section 16.3, within ten (10) Business Days after the Board adopts a motion to dissolve the Company, each Party shall deliver a notice to the other Party stating the names of the members that it has appointed to the Liquidation Committee pursuant to its right set forth in this Section 16.4(c) and shall attach to such notice documentation evidencing that each such member has consented to serve on the Liquidation Committee. If either Party (the “Non-Appointing Party”) fails to deliver such notice within such ten (10) Business Day period, then the other Party shall have the right to appoint each member that has not been appointed within such ten (10) Business Day period by the Non-Appointing Party. Each member of the Liquidation Committee shall have one (1) vote. A quorum for convening a meeting of the Liquidation Committee shall be three (3) members. If such quorum is not present within one (1) hour after the time appointed for the commencement of the meeting, the meeting shall be adjourned to such place and time (which is at least ten (10) days later or such earlier date as shall be agreed by all of the members of the Liquidation Committee) as the members who did attend shall decide. If a quorum is not present within one (1) hour after the time appointed for such adjourned meeting, any number of members of the Liquidation Committee shall constitute a quorum. All decisions of the Liquidation Committee shall be adopted by simple majority vote. The Company shall deliver to each member of the Liquidation Committee written notice of each meeting of the Liquidation Committee at least ten (10) Business Days prior to the date of such meeting or such shorter period as agreed by all of the members of the Liquidation Committee.

(d)	The tasks of the Liquidation Committee shall be to conduct a thorough survey of the property, claims and debts of the Company, draw up a balance sheet and inventory of assets of the Company, propose a basis for the valuation of the Company and formulate a liquidation plan, all of which shall be implemented after it has been submitted to and adopted by the Board. The approved liquidation plan shall be submitted to the Examination and Approval Authority for the record.

(e)	During the period of liquidation, the Liquidation Committee shall represent the Company in any legal proceeding.

(f)	The expenses of liquidation and the remuneration of the members of the Liquidation Committee shall be paid with priority from the existing assets of the Company.

(g)	After payment of third party claims, the balance of liquidation proceeds shall be distributed to the Parties in proportion to their respective contributions to the Registered Capital.

(h)	After the liquidation of the Company is completed, the Liquidation Committee shall promptly submit a report thereon to a meeting of the Board for approval and submission to the Examination and Approval Authority for the record. The Liquidation Committee shall then carry out the procedures for turning in the Company’s Business License and canceling its registration at SAIC, and at the same time, make a public announcement of such actions.

17.	Valuation

17.1.	Valuation Procedures

Upon the delivery of the Valuation Notice by (i) Party B pursuant to Section 5.7 or (ii) either Party pursuant to Section 16.3, the following procedures shall be used to determine the fair market value of the Company:

(a)	Within ten (10) Business Days after the date of delivery of the Valuation Notice, either Party may deliver a notice (an “Appointment Notice”) to the other Party appointing China Enterprise Appraisals Co., Ltd. or its successor entity (“CEA”) to conduct an appraisal of the Company to determine its fair market value (the “Initial FMV”). CEA shall provide both Parties with an appraisal report within thirty (30) days after the date of its Appointment Notice. The Company shall bear all costs and expenses associated with such appraisal. Within five (5) Business Days after the receipt of such appraisal report, each Party shall provide the other Party with a written notice indicating whether such Party accepts the Initial FMV as determined by CEA. If either Party fails to deliver such notice within such five (5) Business Day period, it shall be deemed to have accepted the Initial FMV. If both Parties accept the Initial FMV, then the Initial FMV shall be the final fair market value of the Company (the “Final FMV”).

(b)	If either Party does not accept the Initial FMV, then the Final FMV shall be determined as follows:

(i)	The Party that does not accept the Initial FMV shall promptly appoint an independent and reputable Chinese-foreign joint venture accounting firm registered in the PRC (each an “Appraiser”) to conduct a second appraisal of the fair market value of the Company (the “Second FMV”). The Appraiser selected to determine the Second FMV shall be referred to as the “Second Appraiser.” The Second Appraiser shall provide both Parties with an appraisal report within thirty (30) days after the date of its appointment. The Party appointing the Second Appraiser shall bear all costs and expenses associated with such appraisal.

(ii)	If the difference between the Initial FMV and the Second FMV is less than or equal to ten percent (10%) of the lower of the Initial FMV and the Second FMV, then the Final FMV shall be equal to the average of the Initial FMV and the Second FMV.

(iii)	If the difference between the Initial FMV and the Second FMV is greater than ten percent (10%) of the lower of the Initial FMV and the Second FMV, then CEA and the Second Appraiser appointed in accordance with Section 17.1(b)(i) shall, within five (5) Business Days after the date on which the second appraisal report was delivered to both Parties, jointly appoint a third Appraiser (the “Third Appraiser”) to undertake an appraisal of the fair market value of the Company (the “Third FMV”).

(iv)	If pursuant to Section 17.1(b)(ii), the two firms are unable to agree on the Third Appraiser within such five (5) Business Day period, the Independent Auditor of the Company shall promptly select a third Appraiser to determine the Third FMV. Each Party shall have the right to present its opinion to the Independent Auditor regarding the selection of the Third Appraiser. The Third Appraiser selected by the Independent Auditor must be a qualified appraisal firm which has not had any significant prior relationship with either Party or its Affiliates. The Third Appraiser shall provide both Parties with an appraisal report within thirty (30) days after the date of its appointment. The Company shall bear all costs and expenses associated with such appraisal.

(v)	If the Third FMV as determined in accordance with Section 17.1(b)(iii) or 17.1(b)(iv), as the case may be, falls within the range between the Initial FMV and the Second FMV, then the Third FMV shall be the Final FMV. If the Third FMV falls outside the range between the Initial FMV and the Second FMV, then the Final FMV shall be equal to the average of (1) the Third FMV and whichever of (2) the Initial FMV, or (3) the Second FMV, is closer to the Third FMV.

(c)	If neither Party A nor Party B accepts the Initial FMV as determined by CEA in accordance with Section 17.1(a), then the Initial FMV shall be disregarded and the Final FMV shall be determined as follows:

(i)	The Parties shall consult for a period of five (5) Business Days to appoint an Appraiser to conduct an appraisal of the fair market value of the Company. If the Parties agree upon an appraisal firm during such five (5) Business Day period, the Parties shall promptly appoint such firm as the Appraiser. The Company shall bear all costs and expenses associated with such appraisal. The Appraiser shall provide both Parties with an appraisal report within thirty (30) days after the date of its appointment. The fair market value of the Company as determined by the Appraiser shall be the Final FMV.

(ii)	If the Parties are not able to agree upon an appraisal firm during the five (5) Business Day period set forth in Section 17.1(c)(i) above, then each Party shall promptly deliver a notice to the other Party appointing an Appraiser to determine the fair market value of the Company. If either Party fails to deliver such a notice within fifteen (15) Business Days after CEA has delivered its appraisal report to both Parties in accordance with Section 17.1(a), it shall be deemed to have waived its right to appoint an Appraiser, and the Appraiser appointed by the other Party shall be promptly appointed by the Company to determine the Final FMV.

(iii)	If each of Party A and Party B appoints an Appraiser pursuant to Section 17.1(c)(ii), then each of the two Appraisers appointed shall independently undertake an appraisal of the fair market value of the Company (the “Preliminary FMV”) and shall provide both Parties with an appraisal report specifying the Preliminary FMV as determined by such Appraiser within thirty (30) days after the date of its appointment. Each Party shall bear all of the costs and expenses associated with the appraisal undertaken by its appointed Appraiser.

(iv)	If the difference between the two Preliminary FMVs is less than or equal to ten percent (10%) of the lower of the two Preliminary FMVs, then the Final FMV shall be equal to the average of the two Preliminary FMVs.

(v)	If the difference between the two Preliminary FMVs is greater than ten percent (10%) of the lower of the two Preliminary FMVs, then the two Appraisers shall, within five (5) Business Days after the date on which the second appraisal report was delivered to both Parties, appoint a third Appraiser to undertake an appraisal of the fair market value of the Company.

(vi)	If the two Appraisers are unable to agree on a third Appraiser within the five (5) Business Day period set forth in Section 17.1(c)(v) above, the Independent Auditor of the Company shall promptly appoint an Appraiser to conduct an appraisal of the fair market value of the Company. Each Party shall have the right to present its opinion to the Independent Auditor regarding the selection of such Appraiser. The Appraiser selected by the Independent Auditor must be a qualified appraisal firm which has not had any significant prior relationship with either Party or its Affiliates.

(vii)	The Company shall promptly appoint the Appraiser selected in accordance with Section 17.1(c)(vi) to undertake an appraisal of the fair market value of the Company. Such Appraiser shall provide both Parties with an appraisal report specifying the fair market value of the Company as determined by such Appraiser (the “Third Appraiser’s FMV”) within thirty (30) days after the date of its appointment. All of the costs and expenses associated with such appraisal shall be borne by the Company.

(viii)	If the Third Appraiser’s FMV falls within the range between the two Preliminary FMVs, then the Third Appraiser’s FMV shall be the Final FMV. If the Third Appraiser’s FMV falls outside the range between the two Preliminary FMVs, then the Final FMV shall be equal to the average of (1) the Third Appraiser’s FMV and (2) the Preliminary FMV whose value is closer to the value of the Third Appraiser’s FMV.

(d)	Each Appraiser appointed shall calculate and present to each of the Parties its appraisal of the fair market value of the Company. In determining the fair market value of the Company, each Appraiser shall take into account the value of companies that are operating businesses that are similar to the business operated by the Company as of the date of the appraisal and shall take into account the following valuation methods:

(i)	discounted cash flow of the Company;

(ii)	industry comparables; and

(iii)	the cost replacement value of the assets of the Company.

(e)	If at the time the appraisal is undertaken, the appraisal is required to be conducted by a valuation company that is approved to issue valuations of State-owned assets, each Appraiser appointed shall be such a valuation company.

(f)	The determination of the Final FMV, in accordance with this Section 17 shall (in the absence of fraud) be final and binding on the Parties for the purposes of this Contract.

18.	Liability for Breach of Contract

18.1.	Breach of Contract

A Party shall be in breach of this Contract if:

(a)	It has failed to fully perform or illegally ceased its performance of any obligation under this Contract or any Relevant Contract to which it is a party, or any of its Affiliates has failed to fully perform or illegally ceased its performance of any obligations under any Relevant Contract to which such Affiliate is a party, and such breach has not been remedied or rectified within thirty (30) days after receipt of a written notice of such breach from the Company or the other Party;

(b)	A representation or warranty made by such Party hereunder is untrue or materially inaccurate;

(c)	It fails to make its contributions to the Registered Capital when due as stipulated in Section 5.3 of this Contract; provided that all conditions precedent to making such contribution have been met or waived by the relevant Party;

(d)	It fails to cause any director it appointed to vote for the approval of the Party B Put Option or the Party B Deadlock Put Option in accordance with Section 5.7(d);

(e)	It fails to cause any director it appointed either (i) to vote for the approval of Transfer of either Party’s entire Equity Interest in the Registered Capital of the Company to the other Party in accordance with Section 16.3; or (ii) to attend in person or by proxy the meeting of the Board where such decision was included in the agenda, thereby preventing the Board from making such decision;

(f)	It ceases to carry on its business, or fails to pay its debts as and when they fall due; or

(g)	It effectively prevents the other Party from participating in the Board.

18.2.	Penalty for Breach Concerning Capital Contribution

If either Party fails to pay its committed contributions to the registered capital of the Company in accordance with Section 5.3 of this Contract, then, notwithstanding any other provision contained in this Contract, such Party shall pay the Company liquidated damages of two hundredths of one percent (0.02%) of its outstanding payment for each day for the period commencing from the date when such outstanding contribution is overdue until but not inclusive of such date that the total outstanding payment is made; provided that all conditions precedent to making such contribution have been met or waived by the relevant Party.

18.3.	Liability for Breach of Contract

(a)	Without prejudice to the rights of Party B pursuant to Section 5.7, if the Company or a Party suffers any cost, liability or loss, including lost profits of the Company, but not including any other consequential losses of whatsoever nature, as a result of a breach of this Contract by any Party, the Party in breach shall indemnify and hold the Company and the non-breaching Party harmless in respect of any such cost, liability or loss, including interest paid or lost as a result thereof.

(b)	Without limiting the generality of the foregoing, each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and the Company (each, an “Indemnified Party”) from and against all claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and fees, loss of profits by the Company, expenses and disbursements incurred by any Indemnified Party in any action or proceeding between the Indemnifying Party and any Indemnified Party or between any Indemnified Party and any third party, or otherwise) based upon, arising out of, relating to or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Indemnifying Party or its Affiliate contained in this Contract, any Relevant Contract or in any other documents delivered by the Indemnifying Party pursuant to this Contract.

19.	Force Majeure

19.1.	Definition

In case of any unforeseeable event directly preventing a Party from performing all or part of its obligations hereunder, the occurrence and consequences of which cannot be prevented or avoided (an “Event of Force Majeure”), such as earthquakes, typhoons, floods, fires and other natural disasters, wars, riots and similar military actions, civil unrest, epidemics, embargoes, expropriation, injunctions or other restraints and actions of government (provided that the government authority involved is not the department in charge of such Party or its Affiliate), then the responsibilities and obligations of such Party that is prevented by such Event of Force Majeure (the “Prevented Party”) shall be handled in accordance with the provisions of Section 19.2 hereunder.

19.2.	Consequences of Event of Force Majeure

(a)	In case of an Event of Force Majeure, the liabilities arising out of the Prevented Party’s failure to perform its obligations hereunder shall be released in whole or in part, provided that all of the following conditions are met: (i) the Event of Force Majeure was the direct cause of the stoppage, impediment or delay encountered by the Prevented Party in performing its obligations under this Contract; the Prevented Party (ii) notifies the other Party in writing immediately after such Event of Force Majeure occurs, but in no case shall be later than ten (10) Business Days after the occurrence thereof; (iii) has made reasonable commercial efforts to mitigate the losses and take remedial measures.

(b)	Subject to the conditions set forth in paragraph (a) above, and within the extent of the effect of an Event of Force Majeure, the Prevented Party shall not be liable for any damages, losses or increase in costs which the other Party may sustain due to its non-performance or delayed performance caused by such Event of Force Majeure, and such non-performance or delayed performance shall not be deemed a breach of this Contract.

(c)	In case of an Event of Force Majeure, the Parties shall, based on the effect of such event on the performance of this Contract, discuss and decide whether to revise this Contract and whether the Prevented Party should be partially or fully released from performing its obligations hereunder.

20.	Confidential Information

20.1.	Confidentiality

(a)	Any Party that receives any Confidential Information during the JV Term (the “Receiving Party”) shall:

(i)	keep the Confidential Information confidential;

(ii)	not disclose the Confidential Information to any Person other than with the prior written consent of the Company or the Party that disclosed such Confidential Information, as the case may be, or in accordance with Sections 20.1(b) and 20.1(c); and

(iii)	not use the Confidential Information for any purpose other than the performance of its obligations under this Contract or in accordance with Section 20.1(a).

(b)	The Receiving Party may disclose the Confidential Information only to its designated employees (the “Recipients”) whose duties require such disclosure for the implementation of this Contract. The Receiving Party shall take all reasonable precautions, including the execution of confidentiality contracts with each such employee or the inclusion of confidentiality clauses in the individual employment contract with each such employee, to prevent such employees from using Confidential Information for their personal benefit and to prevent any unauthorized disclosure of such Confidential Information to any third party.

(c)	Each Party shall use its best efforts to ensure that the Company shall comply with all of the Receiving Party’s confidentiality obligations herein as if the Company were a party to this Contract, including the inclusion of confidentiality clauses in all employment contracts between the Company and its employees.

20.2.	Exceptions

(a)	The provisions of Section 20.1 shall not apply to:

(i)	Confidential Information that is or becomes generally available to the public other than as a result of disclosure by, or at the direction of, a Party, any of its Recipients or the Company in violation of this Contract;

(ii)	disclosure to the extent required under applicable Law or the rules of any stock exchange applicable to a Party or any of its Affiliates; provided that such disclosure shall be limited solely to the extent required by applicable Law or the rules of any such stock exchange and, to the extent practicable, the Party or the Company, as the case may be, that is the proprietor of the Confidential Information subject to such disclosure shall be given an opportunity to review and comment on the contents of the disclosure before it is made;

(iii)	disclosure to the extent required by applicable Law or judicial or regulatory process or in connection with judicial or arbitration process regarding any legal action, suit or proceeding arising out of, or relating to, this Contract; provided that the Party required to make the disclosure promptly notifies the Company or the other Party, as applicable, so that the Company or such other Party may seek an appropriate protective order, and if no such protective order is obtained, the disclosing Party will only furnish that portion of the Confidential Information that it is advised by counsel is legally required and will exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and

(iv)	use of Confidential Information concerning the Company by the Receiving Party after the termination of this Contract in accordance with the provisions hereof where the Receiving Party is legally permitted to continue to operate, whether directly or indirectly, and whether or not in cooperation with any other Person or any other Party, the business of the Company.

20.3.	Publicity

Neither Party shall make any announcement about the Company, this Contract or the other Party in relation to the Company, this cooperation or the business of the Company without the prior written consent of the other Party. Either of the Parties may at any time make announcements that are required by applicable Law or the rules of any stock exchange applicable to such Party or any of its Affiliates, so long as the Party so required to make the announcement, promptly upon learning of such requirement, notifies in writing the other Party of such requirement and discusses with the other Party in good faith the exact wording of any such announcement and takes precautionary measures to prevent disclosure of Confidential Information to the maximum extent permitted.

21.	Governing Law

The formation, validity, interpretation, performance, modification and termination of this Contract and settlement of disputes under this Contract shall all be governed by the Laws of the PRC. When the Laws of the PRC do not cover a certain matter, international legal principles and practices shall apply.

22.	Dispute Resolution

22.1.	Consultation

Any dispute, controversy or claim arising out of or relating to this Contract, or the performance, interpretation, breach, termination or validity hereof (a “Dispute”), shall be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation stating specifically the nature of the Dispute (a “Dispute Notice”). If within thirty (30) days following the date on which such Dispute Notice is received the Dispute has not been resolved, on the thirty-first (31st) day after the date of the Dispute Notice, each Party shall refer the Dispute to the Chairman of the parent company of such Party (the “Parent’s Chairman”). The Parent’s Chairman of each Party shall discuss, and meet in person if practicable, within ten (10) days thereafter (the “Commencement Date”). If the Parent’s Chairman of the Parties are unable to resolve the Dispute within thirty (30) days after the Commencement Date, after such thirty (30) day period, the Dispute may be submitted to arbitration upon the request of any Party with notice to the other Party.

22.2.	Arbitration

(a)	The arbitration shall be conducted in Singapore under the auspices of the Arbitration Center.

(b)	There shall be three (3) arbitrators. Each Party shall appoint one (1) arbitrator. All selections shall be made within thirty (30) days after the selecting Party gives or receives the demand for arbitration. Such arbitrators shall be freely selected, and the Party shall not be limited in their selection to any prescribed list. If any arbitrator to be appointed by a Party has not been appointed and consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the

Arbitration Center. The third arbitrator shall act as the presiding arbitrator and shall be appointed by agreement of the Party-appointed arbitrators. If no agreement on such appointment can be reached within ten (10) days after the date on which the second of the first two arbitrations is appointed, the Chairman of the Arbitration Center shall make the appointment. Absent the express written consent of the Parties to the contrary, in no event shall the presiding arbitrator, regardless of how appointed, be of the same nationality as either Party.

(c)	The arbitration proceedings shall be conducted in English and Chinese. The arbitration tribunal shall apply the rules of the Arbitration Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 22.2, upon agreement by the Arbitration Centre as provided in the rules of the Arbitration Centre, the provisions of this Section 22.2 shall prevail.

(d)	Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to relevance, privilege and any confidentiality obligations binding on such Party.

(e)	The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and the winning Party may, at the cost and expenses of the losing Party, apply to any court of competent jurisdiction for enforcement of such award.

(f)	Each Party irrevocably consents to the service of process, notices or other documents in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses for the giving of notices set forth in Section 23. Nothing contained herein shall affect the right of any Party to serve such processes, notices or other documents in any other manner permitted by applicable law.

(g)	Without prejudice to the provisions contained in this Section 22.2, in order to preserve its rights and remedies, any Party shall be entitled to seek preservation of property or evidence or any other emergency relief in accordance with law from any court of competent jurisdiction, the Centre or the arbitration tribunal pending the final decision or award of the arbitration tribunal.

22.3.	Continued Performance of this Contract

During the period when a Dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue to perform their obligations under this Contract.

23.	Miscellaneous

23.1.	Articles of Association

The Articles of Association have been completed in accordance with the various principles stipulated in this Contract and PRC Laws. If there is any inconsistency between this Contract and the Articles of Association, this Contract shall govern.

23.2.	Survival

The agreements of the Parties contained in Section 5.7(f), Section 16, Section 18, Section 20, Section 22 and this Section 23.2 shall continue to survive after the expiration or termination of this Contract and the dissolution of the Company.

23.3.	Language

This Contract is executed in Chinese and English. The two language texts shall have equal validity and legal effect. Each Party hereby acknowledges that it has reviewed both language texts of this Contract and that they are the same in all material respects.

23.4.	Notices

Notices or other communications required to be given by either Party pursuant to this Contract shall be provided in writing in both English and Chinese, and delivered by personal delivery, international courier service or facsimile to the other Party’s address set forth in Section 23.5 below, (or such other address or facsimile number as the addressee has by ten (10) days prior written specified to the other Party). Dates on which the notices shall be deemed as served shall be determined on the following principles:

(a)	if by personal delivery, on the date of delivery;

(b)	if by international courier service on the seventh (7th) day after delivery to an internationally accepted courier service (as indicated by the receipt issued by such courier service); and

(c)	if by facsimile, upon receipt of the notice confirming the delivery.

23.5.	Address and Fax Number for Notices

If to Party A: Sinopec Yizheng Chemical Fibre Co., Ltd.

Address:	Yizheng, Jiangsu Province
PRC 211900

Attention:	Office of Sinopec Yizheng Chemical Fibre Company Limited

Facsimile:	[+86] (514) 323-3880

If to Party B: Unifi Asia Holding, SRL

Address:	7201 West Friendly Avenue
Greensboro, NC 27410
USA

Attention:	Charles McCoy, Vice President

Facsimile:	[+1] (336) 856-4364

23.6.	Entire Agreement

This Contract (including the attachments, appendices and schedules hereto) and the Relevant Contracts constitute the sole and entire agreement between the Parties on the subject matter contained herein, and shall supersede all previous agreements, contracts, understandings and communications, either written or oral, between the Parties on the subject matter.

23.7.	Good Faith

The Parties shall use their best efforts to implement the terms of this Contract and carry out their respective responsibilities hereunder in good faith and in accordance with Laws.

23.8.	Waiver

No waiver of any provision of this Contract shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in executing any right, power or remedy under this Contract shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

23.9.	Severability

In the event any one or more of the provisions contained in this Contract is held under any applicable PRC Law to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

23.10.	Non-assignment

This Contract shall be binding upon and shall inure to the benefit of both Parties and their respective successors and permitted transferees. Unless otherwise permitted herein, neither Party shall assign any of its rights and obligations hereunder to any third party without the other Party’s prior written consent.

23.11.	Counterparts

This Contract and any amended versions hereof or any other agreements delivered pursuant to this Contract may be executed in one or more counterparts. All of these counterparts shall constitute the same agreement, and shall take effect upon each Party’s execution of one or more of such counterparts and delivery to the other Party (unless otherwise stipulated in such agreement).

This Contract shall be executed in 8 English and 8 Chinese counterparts. One counterpart of each language text shall be retained by each Party, two counterparts of each language text shall be submitted to the Examination and Approval Authority and one counterpart of each language text shall be submitted to SAIC. Three counterparts of each language text shall be retained in the records of the Company and, if required, shall be provided to other governmental authorities.

23.12.	Amendment

Amendments to this Contract may only be made by a written agreement signed by each Party in both Chinese and English texts, each of which shall have equal validity and legal effect, and which shall be submitted to the Examination and Approval Authority (or its successor) for approval before they can become effective.

23.13.	Changes in Law

If, after the date this Contract is signed, any central or local government agency of the PRC makes any change in any provision of any Law, including amendment, supplementation or repeal of an existing Law, or introduction of a different interpretation or method of implementation of an existing Law (each, a “Change”), or promulgates a new Law (each, a “New Provision”), the following shall apply:

(a)	If a Change or a New Provision is more favorable to the Company or any of the Parties than the relevant Law in effect on the date this Contract was signed (and the other Party is not materially and adversely affected thereby), the Company and the Parties shall promptly apply to receive the benefits of such Change or New Provision. The Company and the Parties shall use their best efforts to cause such application to be approved.

(b)	If, after the Approval Date and because of such Change or New Provision, the economic benefits of the Company or of any Party under this Contract are materially and adversely affected, directly or indirectly, then this Contract shall continue to be implemented in accordance with its original terms. If the adverse effect on the Company’s or on any Party’s economic interests cannot be resolved pursuant hereto, upon notice by the affected Party to the other Party, the Parties shall consult promptly and make all such amendments to this Contract as are required to maintain the affected Party’s economic benefits hereunder.

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The Parties hereto have caused this Contract to be executed as of the date first above written by their duly authorized representatives in Yizheng, Jiangsu Province, PRC.

Party A:		Party B:

Sinopec Yizheng Chemical Fibre Company Limited		UNIFI Asia Holding SRL

Signature:	/s/ Xu Zheng-ning	Signature:	/s/ Brian R. Parke

Name:	Xu Zheng-ning	Name:	Brian R. Parke